EXHIBIT 10.34

UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF MICHIGAN

In re:	)
	)	Chapter 11
AURORA OIL & GAS CORPORATION,	)
	)	Bankruptcy Case No.: 09-08254 (SWD)
Debtor.	)
)
)
In re:	)	Chapter 11
)
HUDSON PIPELINE& PROCESSING CO., LLC,	)	Bankruptcy Case No.: 09-08255 (SWD)
)
)
Debtor.	)
)

MODIFIED FIRST AMENDED JOINT PLAN OF
REORGANIZATION OF DEBTORS AURORA OIL & GAS
CORPORATION AND HUDSON PIPELINE & PROCESSING CO., LLC

Submitted by:

WARNER NORCROSS & JUDD LLP
Stephen B. Grow (P39622)
900 Fifth Third Center, 111 Lyon Street NW
Grand Rapids, Michigan 49503
Telephone:  (616) 752-2158
Facsimile:  (616) 222-2158
sgrow@wnj.com

-and-

CAHILL GORDON & REINDEL llp
Joel H. Levitin
Stephen J. Gordon
Eighty Pine Street
New York, New York 10005-1702
Telephone:  (212) 701-3000
Facsimile:  (212) 269-5420

Attorneys for the Debtors and Debtors-in-Possession

Dated:  November 5, 2009

Aurora Oil & Gas Corporation and Hudson Pipeline & Processing Co., LLC, the above-captioned debtors and debtors-in-possession propose the following modified first amended joint plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code.

ARTICLE I

DEFINITIONS

The following terms used in the Plan shall have the meanings specified below, and such meanings shall be equally applicable to both the singular and plural forms of such terms, unless the context otherwise requires.  Any terms defined in the Disclosure Statement and not otherwise defined herein shall have the meanings set forth in the Disclosure Statement when used herein.  Any term used in the Plan, whether or not capitalized, that is not defined in the Plan or in the Disclosure Statement, but that is defined in the Bankruptcy Code, the Bankruptcy Rules, or the Local Bankruptcy Rules, shall have the meaning set forth in the Bankruptcy Code, the Bankruptcy Rules, or the Local Bankruptcy Rules.

1.1.           Administrative Agents:  Collectively, the First Lien Loan Administrative Agent, the Second Lien Loan Administrative Agent, and the DIP Facility Administrative Agent.

1.2.           Administrative Claims:  The collective reference to all Claims for costs and expenses of administration of these Cases with priority under Bankruptcy Code § 507(a)(2), costs and expenses allowed under Bankruptcy Code § 503(b), the actual and necessary costs and expenses of preserving the respective Estates of the Debtors and operating the respective businesses of the Debtors, any indebtedness or obligations incurred or assumed by either of the Debtors pursuant to Bankruptcy Code § 364 or otherwise, professional fees and expenses of the Debtors and the Creditors Committee, in each case to the extent allowed by an order of the Bankruptcy Court under Bankruptcy Code § 330(a) or § 331, and any fees or charges assessed against the respective Estates under 28 U.S.C. § 1930; provided, however, that the Holder of an Administrative Claim (except for an Administrative Claim based upon Professional Fees, the allowance and timing for filing of applications for Professional Fees being governed by Plan Section 13.7) arising prior to the Effective Date (other than for goods or non-professional services provided to the Debtors during these Cases in the ordinary course of their business) must file a request for payment on or before 30 days after the Effective Date for such Administrative Claim to be eligible to be considered an Allowed Claim.

1.3.           Affiliate:  This term shall have the meaning assigned to it in Bankruptcy Code § 101(2); provided, however, that where the context so requires, the term “debtor” in such section shall mean that entity to which the defined term “Affiliate” refers.

1.4.           Allowance Date:  With reference to a particular Claim, the date on which such Claim becomes an Allowed Claim; provided, however, that, if a Claim becomes an Allowed Claim pursuant to an order of the Bankruptcy Court, the Allowance Date shall be the date on which such order becomes a Final Order, and if a Claim becomes an Allowed Claim pursuant to the Plan, the Allowance Date shall be deemed the Effective Date.

1.5.           Allowed:  Such word shall mean, with reference to a Claim:  except as otherwise provided in the Plan (a) any Claim against a Debtor that has been listed by such Debtor in the Schedules filed by such Debtor as liquidated in an amount greater than zero dollars and not disputed or contingent and for which no contrary Proof of Claim has been filed and as to which no timely objection has been interposed; (b) any Claim as to which a Proof of Claim has been timely filed and (i) no objection to the allowance thereof has been timely interposed on or before the Claims Objection Bar Date, and (ii) such Claim has not (as applicable) been withdrawn, paid in full (pursuant to a prior order of the Bankruptcy Court or otherwise), or otherwise deemed satisfied in full; (c) any Claim as to which any objection thereto has been determined by a Final Order in favor of the respective Claim, or any such objection has been settled, waived through payment, or withdrawn; (d) any Claim that has otherwise been allowed by a Final Order (including, without limitation, the DIP Facility Order, with respect to DIP Facility Claims); (e) any Claim as to which, upon the lifting of the automatic stay pursuant to Bankruptcy Code § 362, the liability of a Debtor, allowance, and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court; (f) with respect to any Administrative Claim for goods or non-professional services provided to the Debtors during these Cases in the ordinary course of their business, (i) no objection to the allowance thereof has been timely interposed on or before the Claims Objection Bar Date, and (ii) such Administrative Claim has not been withdrawn, paid in full (pursuant to a prior order of the Bankruptcy Court or otherwise in the ordinary course of their business), or otherwise deemed satisfied in full in the ordinary course of their business; or (g) any Claim that is expressly deemed an Allowed Claim under the Plan.  Unless otherwise ordered by the Bankruptcy Court prior to Confirmation, or as specifically provided to the contrary in this Plan with respect to any particular Claim, an “Allowed” Claim shall not, for any purpose under the Plan, include (i) any interest on such Claim to the extent accruing or maturing on or after the Petition Date, (ii) punitive or exemplary damages, or (iii) any fine, penalty, or forfeiture.

1.6.           Allowed  . . . Claims:  All Allowed Claims in the particular Class or of the specific type or nature described.

1.7.           Allowed Insured Claims:  All Insured Claims that are Allowed Claims.

1.8.           Amended and Restated By-Laws:  The by-laws of Reorganized Aurora on or after the Effective Date, the form of which is to be included in the Plan Supplement to the extent not submitted earlier.

1.9.           Amended and Restated Articles of Incorporation:  The amended and restated articles of incorporation of Reorganized Aurora on or after the Effective Date, the form of which is to be included in the Plan Supplement to the extent not submitted earlier.

1.10.         Amended and Restated LLC Agreement:  The amended and restated limited liability company agreement of Reorganized HPPC on or after the Effective Date, the form of which is to be included in the Plan Supplement to the extent not submitted earlier.

1.11.         Articles of Conversion in Utah:  The articles of conversion to be filed, subject to Section 6.19(b) hereof, with the Secretary of State of Utah on or after the Effective Date effecting and evidencing the Utah Conversion, the form of which is to be attached as an exhibit to the Voting Agreement and included in the Plan Supplement.

1.12.        Assets:  All of the right, title, and interest of either of the Debtors in and to any and all assets and property, whether tangible, intangible, real, or personal, that constitute property of the respective Estates within the purview of Bankruptcy Code § 541, including, without limitation, any and all claims, Causes of Action, and/or rights of the respective Debtors under federal and/or state law.

1.13.        Assumption Dispute:  Such term shall have the meaning ascribed to it in Plan Section 7.2.

1.14.        Aurora:  Debtor Aurora Oil & Gas Corporation, a Utah corporation.

1.15.        Aurora Operating:  Aurora Operating, LLC.

1.16.        Avoidance Claims:  All of the Debtors’ and the Estates’ Causes of Action against any Person arising under any of Bankruptcy Code §§ 502(d), 544, 545, 547, 548, 549, 550, and/or 553, or under similar or related state or federal statutes and common law, including, without limitation, all preference, fraudulent conveyance, fraudulent transfer, and/or other similar avoidance claims, rights, and Causes of Action, whether or not litigation has been commenced as of the Effective Date to prosecute such Avoidance Claims.

1.17.        Ballot:  The form distributed to each Holder (as determined as of the Record Date in the case of a Holder of an Allowed Claim in Class 2A or Class 2B) of an impaired Claim in Class 2A, Class 2B, Class 3A, or Class 3B on which is to be indicated either an acceptance or a rejection of the Plan.

1.18.        Bankruptcy Code:  The Bankruptcy Reform Act of 1978, Title 11, United States Code, as amended from time to time, and made applicable to these Cases.

1.19.        Bankruptcy Court:  The United States Bankruptcy Court for the Western District of Michigan, or any other court of competent jurisdiction exercising jurisdiction over these Cases.

1.20.        Bankruptcy Rules:  The Federal Rules of Bankruptcy Procedure, promulgated under Section 2075, Title 28, United States Code, as amended from time to time, and made applicable to these Cases.

1.21.        Business Day:  A day other than a Saturday, Sunday, “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)), or any other day on which commercial banks in Traverse City, Michigan are authorized or required by law to close.

1.22.        Cases:  The cases for the reorganization of the Debtors commenced by voluntary petitions under Chapter 11 of the Bankruptcy Code, filed on the Petition Date, in the Bankruptcy Court.

1.23.        Cash:  Legal tender of the United States of America and equivalents thereof.

1.24.        Cause of Action:  Any and all actions, proceedings, causes of action, claims, suits, accounts, controversies, rights to legal or equitable remedies, and rights to payment, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured and whether asserted or unasserted, in law, equity, or otherwise.

1.25.       Certificates of Conversion to Delaware:  The certificate of conversion filed, subject to Section 6.19(b) hereof, with the Secretary of State of Delaware and articles of conversion filed with the Secretary of State of Utah on or after the Effective Date effecting and evidencing the Delaware Conversion, the form of which is to be attached as an exhibit to the Voting Agreement and included in the Plan Supplement.

1.26.        Chapter 11:  Chapter 11 of the Bankruptcy Code.

1.27.        Claim:  Any right to payment from one or more of the Debtors arising, or with respect to which the obligation giving rise to such right has been incurred, before the Effective Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance arising, or with respect to which the obligation giving rise to such right has been incurred, before the Effective Date, if such breach gives rise to a right to payment from one or more of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured.

1.28.        Claims Agent:  Donlin, Recano & Company, Inc., in its capacity as the claims, noticing, and balloting agent in these Cases.

1.29.        Claims Objection Bar Date:  With respect to any Claim, the date on or before the later of (i) the 90th day following the Effective Date; or (ii) the 90th day after the date such Claim is timely filed; or (iii) such later date as may be established from time to time by entry of an order, prior to the expiration of the dates set forth in clauses (i) and (ii) hereof, by the Bankruptcy Court establishing the last date for filing objections to Claims.

1.30.        Class:  A category, designated herein, of Claims or Interests that are substantially similar to the other Claims or Interests in such category as specified in Article II of the Plan.

1.31.        Confirmation:  The entry on the docket of the Bankruptcy Court of the Confirmation Order.

1.32.        Confirmation Date:  The date upon which Confirmation occurs.

1.33.        Confirmation Order:  The order of the Bankruptcy Court confirming the Plan.

1.34.        Credit Facilities:  Collectively, the DIP Facility, the First Lien Loan, and the Second Lien Loan.

1.35.        Creditor:  Any Holder of an Allowed Claim against one or more of the Debtors that arose (or is based on an obligation incurred) on or before the Petition Date, including, without limitation, any Allowed Claim against the respective Estates of a kind specified in Bankruptcy Code § 502(g), (h), or (i).

1.36.        Creditors Committee:  The official committee of unsecured creditors formed in these Cases on July 21, 2009, as constituted from time to time.

1.37.        Debtor:  Either one of the Debtors.

1.38.        Debtors:  Together, Aurora and HPPC.

1.39.        Debtor Parties:  Collectively, the Debtors, the Reorganized Debtors, the Estates, and any Person seeking to exercise the rights of the Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to Bankruptcy Code § 1123(b) or otherwise (including, without limitation, any Chapter 11 or Chapter 7 trustee appointed in either of these Cases), on their own behalf and on behalf of all the Debtors’ respective Interest Holders and Creditors derivatively.

1.40.        Debtor Releasing Parties:  Collectively, the Debtor Parties and each of their respective current and former directors, officers, employees, stockholders, members, principals, subsidiaries, affiliates, predecessors, successors, and assigns.

1.41.        Delaware Certificate of Formation:  The certificate of formation of the Delaware limited liability company, into which Reorganized Aurora will be converted, subject to Section 6.19(b) hereof, pursuant to the Delaware Conversion, to be filed with the Secretary of State of Delaware after the Effective Date, the form of which is to be attached as an exhibit to the Voting Agreement and included in the Plan Supplement.

1.42.        Delaware Conversion:  The conversion of Reorganized Aurora from a Utah limited liability company into a Delaware limited liability company to be effected, subject to Section 6.19(b) hereof, after the Utah Conversion.

1.43.        Deka:  Deka, Inc.

1.44.        DIP Facility:  The debtor-in-possession credit facility established pursuant to a credit agreement, dated as of October 6, 2009 and as may be amended, supplemented, or extended from time to time, among Aurora, as borrower, the DIP Facility Guarantor, as guarantor, the DIP Facility Lenders, as lenders, and the DIP Facility Administrative Agent, as administrative agent to the DIP Facility Lenders, together with (a) the documents, instruments, and agreements related thereto or entered into in connection therewith, and (b) the DIP Facility Order and any subsequent orders of the Bankruptcy Court related thereto or entered into in connection therewith.

1.45.        DIP Facility Administrative Agent:  The Administrative Agent, as such term is defined in the DIP Facility, which is currently BNP Paribas, and all successors and assigns thereof.

1.46.        DIP Facility Claims:  All Claims of the DIP Facility Administrative Agent and the DIP Facility Lenders against the Debtors represented by, related to, arising under, or in connection with the DIP Facility and/or the DIP Facility Guarantee, for all outstanding obligations thereunder incurred through and including the Effective Date, after taking into account the sum of all payments made to the DIP Facility Lenders prior to the Effective Date on account of such Claims (if any).

1.47.        DIP Facility Guarantee:  The guarantee executed and delivered by the DIP Facility Guarantor in respect of Aurora’s obligations under the DIP Facility.

1.48.        DIP Facility Guarantor:  HPPC, in its capacity as the guarantor pursuant to the DIP Facility Guarantee of Aurora’s obligations under the DIP Facility.

1.49.        DIP Facility Lenders:  The Lenders (as defined in the DIP Facility) in their respective capacities as the lenders under the DIP Facility, and their respective participants (if any), successors, and assigns thereunder.

1.50.        DIP Facility Order:  The Final Order of the Bankruptcy Court, dated October 5, 2009, approving the DIP Facility.

1.51.        Directors & Officers Liability Insurance Policies:  Collectively, those certain directors and officers liability insurance policies issued to Aurora, as follows:  (1) Policy No. 00-330-92-04, underwritten by National Union Fire Insurance Company of Pittsburg, Pa., effective October 31, 2008 - October 31, 2009; (2) Policy No. 8207-5267, underwritten by Federal Insurance Company, effective October 31, 2008 - October 31, 2009; (3) runoff policy issued by National Union Fire Insurance Company of Pittsburgh, Pa., with a six-year effective date from date of trigger; and (4) runoff policy issued by Federal Insurance Company, with a six-year effective date from date of trigger, and all endorsements, tails, and other materials relating thereto, as the same has been expanded from time to time.

1.52.        Disclosure Statement:  The disclosure statement and all supplements and exhibits thereto that relate to the Plan and are approved by the Bankruptcy Court pursuant to Bankruptcy Code § 1125, as the same may be amended or modified by the Debtors from time to time pursuant to the Bankruptcy Code, the Bankruptcy Rules, or the Local Bankruptcy Rules.

1.53.        Disputed Claim:  A Claim as to which a Proof of Claim has been filed, or deemed filed under applicable law, as to which an objection has been or may be timely filed and which objection, if timely filed, has not been withdrawn and has not been overruled or denied by a Final Order.  A Claim shall be considered a Disputed Claim in its entirety if (for among other reasons):  (i) the amount of the Claim specified in the applicable Proof of Claim exceeds the amount of any corresponding Claim scheduled by the Debtors in the Schedules or in the applicable Debtor’s books and records; (ii) any corresponding Claim scheduled by the Debtors in the Schedules has been scheduled as disputed, contingent, unliquidated, or at $0, irrespective of the amount scheduled or as set forth on the applicable Debtor’s books and records; (iii) no corresponding Claim has been scheduled by the Debtors in the Schedules or is not set forth in the applicable Debtor’s books and records; or (iv) such Proof of Claim has been filed after the last date to timely do so as established either pursuant to a Final Order of the Bankruptcy Court or as otherwise set forth in this Plan (as applicable).

1.54.        Disputed Claims Reserve:  This term shall have the meaning set forth in Plan Section 6.10(a).

1.55.        Disputed Class . . . Claim:  Any Disputed Claim in the particular Class described.

1.56.        Distribution Record Date:  The record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first Business Day following the Confirmation Date or such other date designated as such in the Confirmation Order.

1.57.        Effective Date:  The Business Day on which the Plan becomes effective as provided in Article VIII of the Plan.

1.58.        Employees:  Collectively, the present and former employees (including retirees) of either of the Debtors.

1.59.        Equity Compensation Plan for Non-Employee Directors:  That certain equity compensation plan, adopted and approved by Aurora in 2001, which provides that each non-employee director of Aurora is entitled to receive options to purchase 100,000 shares of Old Aurora Common Stock, issuable in increments of options to purchase 33,333 shares each year over a period of 3 years, so long as the director continues in office.

1.60.        Estate(s):  Individually, the estate of each Debtor in these Cases, and, collectively, the estates of both of the Debtors in these Cases, created pursuant to Bankruptcy Code § 541.

1.61.        Executory Contract:  Any executory contract or unexpired lease, subject to Bankruptcy Code § 365, between either of the Debtors and any other Person or Persons, specifically excluding any contracts or agreements entered into pursuant to the Plan and any of the respective Debtors’ “oil and gas leases.”

1.62.        Existing Stock Option Plans:  Collectively, the 2004 Equity Incentive Plan, the 2006 Stock Incentive Plan, the 1997 Stock Option Plan, and the Equity Compensation Plan for Non-Employee Directors, and any other stock option plan of either of the Debtors in existence as of the Confirmation Date.

1.63.        Exit Credit Facility:  That certain secured exit credit facility, together with all documents, instruments, and agreements related thereto or entered into in connection therewith, that may be entered into by the Reorganized Debtors, as borrowers or guarantor (as applicable), the Exit Credit Facility Lenders, as lenders, and the Exit Credit Facility Administrative Agent, as administrative agent for the Exit Credit Facility Lenders, effective as of the Effective Date.

1.64.        Exit Credit Facility Administrative Agent:  The Administrative Agent, as such term is defined in the Exit Credit Facility, which is BNP Paribas, and all successors and assigns thereof.

1.65.        Exit Credit Facility Guarantee:  Any guarantee that is to be executed and delivered by the Exit Credit Facility Guarantor, concurrently with the execution and delivery of any Exit Credit Facility, in respect of the borrower’s obligations under the Exit Credit Facility, including, without limitation, the obligations under the New Secured Notes and the outstanding Working Capital Loans.

1.66.        Exit Credit Facility Guarantor:  Reorganized HPPC, in its capacity as the guarantor of Reorganized Aurora’s obligations under the Exit Credit Facility pursuant to the Exit Credit Facility Guarantee.

1.67.        Exit Credit Facility Lenders:  Collectively, the lenders under the Exit Credit Facility, and their respective participants, successors, and assigns thereunder.

1.68.        Final Order:  Any order or judgment entered by the Bankruptcy Court or other court that has not been reversed or stayed and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other applicable court shall have been affirmed by the highest court to which such order or judgment was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired;  provided, however, that the possibility that a motion under Bankruptcy Code § 502(j), Rules 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules may be but has not then been filed with respect to such order or judgment shall not cause such order or judgment not to be a Final Order.

1.69.        First Lien Loan:  That certain senior secured credit facility, dated as of August 20, 2007, in an aggregate amount of up to $100 million, of which approximately $72.9 million was outstanding as of the Petition Date, as the same may have been further amended from time to time, by and between Aurora, as borrower; the First Lien Loan Administrative Agent, as administrative agent, sole lead arranger, and sole bookrunner; the First Lien Loan Lenders, as lenders; and the First Lien Loan Guarantors, as guarantors, together with all documents, instruments, and agreements related thereto or entered into in connection therewith.

1.70.        First Lien Loan Administrative Agent:  The Administrative Agent, as such term is defined in the First Lien Loan, which is currently BNP Paribas, and all successors and assigns thereof.

1.71.        First Lien Loan Claims:  All Claims of the First Lien Loan Administrative Agent and the First Lien Loan Lenders against the Debtors represented by, related to, arising under, or in connection with the First Lien Loan and/or the First Lien Loan Guarantees, for any and all outstanding obligations thereunder incurred through and including the Effective Date, after taking into account the sum of all payments made to the First Lien Loan Lenders prior to the Effective Date on account of such Claims.

1.72.        First Lien Loan Guarantees:  The guarantees issued by the First Lien Loan Guarantors of Aurora’s repayment obligations under the First Lien Loan.

1.73.        First Lien Loan Guarantors:  The Guarantors, as such term is defined in the First Lien Loan, and all successors and assigns thereof.

1.74.        First Lien Loan Lenders:  The Lenders, as such term is defined in the First Lien Loan, and all participants (if any), successors, and assigns thereof.

1.75.        General Unsecured Claims:  Unless otherwise specified in this Plan, all Claims against one or both of the Debtors; provided, however, that, in each case, such Claims (a) are not (i) Secured Claims (as provided for, and determined in accordance with, Bankruptcy Code § 506(a) (including any and all DIP Facility Claims, First Lien Loan Claims, Second Lien Loan Claims, Class 2C Claims, or NW Bank Secured Claims), (ii) Administrative Claims, (iii) Priority Claims, (iv) Tax Claims, or (v) Intercompany Claims; and (b) are not otherwise entitled to priority under the Bankruptcy Code or any Final Order of the Bankruptcy Court.

1.76.        Guarantees:  Collectively, the DIP Facility Guarantee, the First Lien Loan Guarantee, and the Second Lien Loan Guarantee.

1.77.        Guarantors:  Collectively, the DIP Facility Guarantor, the First Lien Loan Guarantors, and the Second Lien Loan Guarantors.

1.78.        Holder:  The beneficial owner of any Claim or Interest.

1.79.        HPPC:  Debtor Hudson Pipeline & Processing Co., LLC, a Michigan limited liability.

1.80.        Initial Distribution Date:  A date not later than 30 days after the Effective Date (or as soon thereafter as is practicable) or such other date as the Bankruptcy Court may order.

1.81.        Insured Claim:  Any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy applicable to the Debtors or their businesses.

1.82.        Intercompany Claim:  (a) Any account reflecting intercompany book entries by one Debtor with respect to the other Debtor or (b) any Claim that is not reflected in such book entries and is held by a Debtor against the other Debtor.

1.83.        Interest:  An ownership interest in either of the Debtors as evidenced by an equity security (as such term is defined in Bankruptcy Code § 101(16)) of any Debtor, any rights to any dividends or distributions as a result of such ownership, and any option, warrant, or right to acquire any such ownership interest, including, without limitation, any and all Claims (i) for damages arising from the rescission of the purchase or sale of the Old Aurora Common Stock or the Old HPPC Interests, or (ii) for reimbursement or contribution allowed under Bankruptcy Code § 502 on account of such Claim, which Claims are subordinated pursuant to Bankruptcy Code § 510.

1.84.        Lawson & Kidd Payment:  The payment to be made by Lawson & Kidd, LLP in the amount of $32,453, in full settlement of any and all claims or causes of action that the Debtors or the Estates may have against Lawson & Kidd, LLP or its principals or any other related Person.

1.85.        LIBOR:  Such term shall have the same meaning that “Adjusted LIBO Rate” has under the First Lien Loan.

1.86.        Lien:  Any lien, security interest, or other charge or encumbrance of any kind, or any other type of preferential arrangement, easement, right of way, or other encumbrance on title to real or personal property.

1.87.        Local Bankruptcy Rules:  The Local Bankruptcy Rules for the Western District of Michigan, effective February 1, 2007, as amended from time to time, and made applicable to these Cases.

1.88.        Management and Director Equity Plan:  That certain new equity incentive plan, which may be adopted by the Reorganized Debtors following the Effective Date.

1.89.        Management Transition Services Agreements:  Collectively, those agreements, which will be substantially in the form as set forth in the Plan Supplement, by and between the Debtors and/or the Reorganized Debtors (as applicable) and each of Barbara Lawson, Rebecca Abbott, David Deneau, Jeffrey Deneau, and John Hunter, pursuant to which such individuals shall provide transitional services to the Debtors and/or the Reorganized Debtors (as applicable).

1.90.        New Aurora Class A Common Stock:  The shares of Class A common stock, par value $0.01 per share, of Reorganized Aurora, to be issued and distributed in the manner provided by the Plan and/or issued upon the exercise of the New Warrants.

1.91.        New Aurora Class B Common Stock:  The shares of non-voting Class B common stock, par value $0.01 per share, of Reorganized Aurora, to be issued and distributed in the manner provided by the Management and Director Equity Plan.

1.92.        New Aurora Common Stock:  Collectively, the New Aurora Class A Common Stock  and the New Aurora Class B Common Stock.

1.93.        New Aurora Preferred Stock:  The shares of preferred stock, par value $0.01 per share, of Reorganized Aurora, to be issued and distributed in the manner provided by the Plan.

1.94.        New Secured Notes:  Collectively, the (a) Tranche A Notes and (b) the Tranche B Notes.

1.95.        New Warrants:  Such term shall have the meaning ascribed to it in Plan Section 6.13(e).

1.96.        1997 Stock Option Plan:  That certain stock option plan, adopted and approved by Aurora in 1997, pursuant to which Aurora was authorized to issue compensatory options to purchase up to 1,000,000 shares of Old Aurora Common Stock.

1.97.        Non-Debtor Intercompany Claim:  Any claim, debt, or other obligation held by or against either Debtor or any Affiliate, or subsidiary of either Debtor, by or against any non-Debtor subsidiary or Affiliate of a Debtor.

1.98.        Non-Debtor Releasing Parties:  Collectively, each and every Person that has held, holds, or may hold a Claim or Interest and that receives a distribution under this Plan or has its Claim Reinstated.

1.99.        NW Bank:  Northwestern Bank.

1.100.      NW Bank Agreements:  Collectively, the NW Bank LCs, the NW Bank Deposit Account Advance, and the NW Bank Note.

1.101.      NW Bank Claims:  Collectively, the NW Bank LCs Claim, the NW Bank Deposit Account Advance Claim, the NW Bank Note Secured Claim, and the NW Bank Note Deficiency Claim.

1.102.      NW Bank Collateral:  Collectively, the NW Bank LCs Collateral, the NW Bank Deposit Account Advance Collateral, and the NW Bank Note Collateral.

1.103.      NW Bank Deposit Account Advance:  The advance of funds made by NW Bank in October 2008 to create a deposit account for Aurora at NW Bank.

1.104.      NW Bank Deposit Account Advance Claim:  The Claims of NW Bank against the Debtors in the amount of $506,648.82, related to, arising under, or in connection with the NW Bank Deposit Account Advance, after taking into account the sum of all payments made to NW Bank prior to the Effective Date on account of such Claims.

1.105.      NW Bank Deposit Account Advance Collateral:  The sum of $506,648.82 of deposit accounts of Aurora at NW Bank, which serve as collateral for the NW Bank Deposit Account Advance Claim.

1.106.      NW Bank LCs:  The approximately $624,000 in principal amount of letters of credit that NW Bank issued on the Debtors’ account.

1.107.      NW Bank LCs Claim:  All Claims of NW Bank against the Debtors represented by, related to, arising under, or in connection with the NW Bank LCs, for any and all outstanding obligations thereunder incurred through and including the Effective Date, after taking into account the sum of all payments made to NW Bank prior to the Effective Date on account of such Claims.

1.108.      NW Bank LCs Collateral:  The approximately $250,000 in cash collateral currently in one of Aurora’s bank accounts with NW Bank and a pledge of the Debtors’ right to receive approximately $400,000, which collectively serve as collateral for the Debtors’ obligations under the NW Bank LCs.

1.109.      NW Bank Note:  That certain promissory note issued by Aurora on September 19, 2005 to NW Bank, the balance of which as of the Petition Date is approximately $2.6 million.

1.110.      NW Bank Note Collateral:  Aurora’s corporate headquarters located in Traverse City, Michigan, which Aurora provided to NW Bank as collateral for the NW Bank Note.

1.111.      NW Bank Note Deficiency Claim:  All Claims of NW Bank against Aurora for the difference, if any, between (i) the aggregate amount owed by Aurora to NW for any and all outstanding obligations under the NW Bank Note incurred through and including the Effective Date, after taking into account the sum of all payments made by Aurora to NW Bank prior to the Effective Date on account of the NW Bank Note, and (ii) the amount of the NW Bank Note Secured Claim.

1.112.      NW Bank Note Secured Claim:  All Claims of NW Bank against Aurora represented by, related to, arising under, or in connection with the NW Bank Note, for any and all outstanding obligations thereunder incurred through and including the Effective Date, after taking into account the sum of all payments made to NW Bank by Aurora prior to the Effective Date on account of such Claims, but only to the extent of the value of NW Bank’s interest in Aurora’s interests in the NW Bank Note Collateral, as determined pursuant to Bankruptcy Code § 506(a) and, if applicable, § 1129(b).

1.113.       NW Bank Secured Claims:  Collectively, the NW Bank LCs Claim, the NW Bank Deposit Account Advance Claim, and the NW Bank Note Secured Claim.

1.114.      Old Aurora Common Stock:  Collectively, the 250,000,000 authorized shares of common stock of Aurora, with a $0.01 par value, of which 103,282,788 shares were outstanding as of June 30, 2009, and any options (including, without limitation, all options issued under any of the Existing Stock Option Plans), warrants, or rights, contractual or otherwise, to acquire any shares of such stock.

1.115.      Old HPPC Interests: The limited liability company membership interests of HPPC, of which 96% were owned by Aurora and the remaining 4% were owned by Barry A. Riske and Longhorn Properties as of the Petition Date, and any options, warrants, or rights, contractual or otherwise, to acquire any additional membership interests of HPPC.

1.116.      Old Stock of . . ..:  When used with reference to a particular Debtor or Debtors, the common stock, preferred stock, or similar equity ownership interests (as applicable) issued by such Debtor or Debtors and outstanding immediately prior to the Petition Date.

1.117.      Person:  An individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, government or any political subdivision thereof, or any other entity.

1.118.      Petition Date:  July 12, 2009, the date upon which the Debtors’ respective petitions for relief under Chapter 11 commencing these Cases were filed.

1.119.      PIK Interest:  Such term shall have the meaning ascribed to it in Plan Section 6.13(g).

1.120.      Plan:  This Modified First Amended Joint Plan of Reorganization proposed by the Debtors set forth herein, and all supplements and exhibits hereto, as the same may be amended or modified by the Debtors from time to time pursuant to, and in accordance with, the terms hereof, the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, or any applicable orders of the Bankruptcy Court.

1.121.      Plan Documents:  The documents and forms of documents specified or referenced in, and/or to be executed by either of the Debtors and/or either of the Reorganized Debtors pursuant to the terms of the Plan and/or the Exit Credit Facility, which documents may include, among others, the Amended and Restated By-Laws; the Amended and Restated Articles of Incorporation; the Amended and Restated LLC Agreement; any and all documents establishing the terms and conditions of the Exit Credit Facility, the New Secured Notes, the Working Capital Loans, and the Exit Credit Facility Guarantee; any and all documents establishing the terms and conditions of the New Aurora Preferred Stock, the New Aurora Class A Common Stock, or the New Aurora Class B Common Stock; any and all documents establishing the terms and conditions of the New Warrants; the Registration Rights Agreement; the Voting Agreement; and any and all documents establishing the terms and conditions of the Management and Director Equity Plan (if any); as all such documents and forms of documents may be amended and/or supplemented from time to time, all of which documents shall be in form and substance satisfactory to the Debtors.

1.122.      Plan Rejection Bar Date:  Such term shall have the meaning ascribed to it in Plan Section 7.4(a).

1.123.      Plan Supplement:  The supplement to the Plan containing a compilation of the draft forms and/or summaries of certain of the Plan Documents and certain related lists, summaries, and/or schedules, as may be amended, modified, or supplemented from time to time thereafter in accordance with the Plan.

1.124.      Priority Claims:  All Claims that are entitled to priority pursuant to Bankruptcy Code § 507(a) or (b) that are not Administrative Claims or Tax Claims.

1.125.      Professional(s):  Any professional(s) employed in these Cases pursuant to Bankruptcy Code §§ 327, 328, 1103, or otherwise, and any professional(s) seeking compensation or reimbursement of expenses in connection with these Cases pursuant to Bankruptcy Code §§ 330, 331, and/or 503(b)(4).

1.126.      Professional Fees:  All fees due and owing to any Professional for compensation or reimbursement of costs and expenses relating to services incurred on and after the Petition Date and on and prior to the Effective Date.

1.127.      Proof of Claim:  Any written statement filed in these Cases by a Creditor in which such Creditor sets forth the amount purportedly owed and sufficient supporting details to identify the basis for a Claim.

1.128.      Pro Rata:  Proportionately, so that a Pro Rata distribution with respect to an Allowed Claim of a particular Class bears the same ratio to all distributions (and, in the case of Disputed Claims, allocations) on account of a particular Class or Classes, as the dollar amount of such Allowed Claim bears to the dollar amount of all Allowed Claims and Disputed Claims (as applicable) in such Class or Classes.

1.129.      Record Date:  The record date for voting on the Plan, which shall be November 5, 2009, for Holders of Allowed Claims in Class 2A or Class 2B.

1.130.      Registration Rights Agreement:  The registration rights agreement to be entered into by Reorganized Aurora, substantially in the form to be included in the Plan Supplement.

1.131.      Reinstated or Reinstatement:  Either (i) leaving unaltered the legal, equitable, and contractual right to which a Claim entitles the Holder of such Claim so as to leave such Claim unimpaired in accordance with Bankruptcy Code § 1124 or (ii) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code § 365(b)(2); (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; or (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish the Reinstatement.

1.132.      Rejection Claims:  All Claims arising as a result of a Debtor’s rejection of an Executory Contract pursuant to Bankruptcy Code §§ 365 and 1123, subject to the limitations provided in Bankruptcy Code § 502(b).

1.133.      Released Parties:  Collectively, (i) the Debtors and the Reorganized Debtors; (ii) the First Lien Loan Lenders, the Second Lien Loan Lenders, the DIP Facility Lenders, and the Administrative Agents, solely in their respective capacities as such; (iii) BNP Paribas, in its capacity as (A) sole lead arranger and sole bookrunner under the First Lien Loan, the Second Lien Loan, and the DIP Facility and (B) issuing bank under the First Lien Loan and the DIP Facility; (iv) the Creditors Committee and the members thereof, solely in their respective capacities as such; (v) the current and former directors, officers, stockholders, professionals, and employees of (a) the Debtors and (b) the Reorganized Debtors; (vi) with respect to each of the foregoing Persons, such Person’s predecessors, successors, and assigns, and current and former directors, officers, employees, stockholders, members, subsidiaries, affiliates, principals, agents, advisors, financial advisors, attorneys, accountants, investment bankers, consultants, underwriters, appraisers, representatives, and other professionals, in each case in their respective capacities as such; and (vii) any Person claimed to be liable derivatively through any Person referred to in clauses (i), (ii), (iii), (iv), (v) or (vi) of this Section 1.133.

1.134.      Releasing Party or Releasing Parties: Either a Non-Debtor Releasing Party or a Debtor Party (as applicable), or collectively, the Non-Debtor Releasing Parties and the Debtor Parties (as applicable).

1.135.      Reorganized Aurora:  Aurora, as reorganized on and after the Effective Date.

1.136.      Reorganized Aurora LLC Agreement:  The Limited Liability Company Agreement of Reorganized Aurora to become effective, subject to Section 6.19(b) hereof, after the Effective Date upon the consummation of the Delaware Conversion, the form of which is to be attached as an exhibit to the Voting Agreement and included in the Plan Supplement.

1.137.      Reorganized Debtors:  Collectively, Reorganized Aurora and Reorganized HPPC.

1.138.      Reorganized HPPC:  HPPC, as reorganized on and after the Effective Date.

1.139.      Schedules:  The schedules of assets and liabilities and statements of financial affairs that have been filed, or may be filed, in the Bankruptcy Court by the Debtors in accordance with Bankruptcy Code § 521 and/or any applicable ruling of the Bankruptcy Court, as any such schedules or statements (if any) may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or an order of the Bankruptcy Court.

1.140.      Second Lien Loan:  That certain second lien term loan facility, in an initial amount of up to $50 million, dated as of August 20, 2007, as the same may have been amended from time to time, by and between Aurora, as borrower; the Second Lien Loan Administrative Agent, as administrative agent; BNP Paribas as the sole lead arranger and sole bookrunner; the Second Lien Loan Lenders, as lenders; and the Second Lien Loan Guarantors, as guarantors, together with all documents, instruments, and agreements related thereto or entered into in connection therewith.

1.141.      Second Lien Loan Administrative Agent:  The Administrative Agent, as such term is defined in the Second Lien Loan, which is currently Laminar Direct Capital, LLC, and all successors and assigns thereof.

1.142.      Second Lien Loan Claims:  All Claims of the Second Lien Loan Administrative Agent and the Second Lien Loan Lenders against the Debtors represented by, related to, arising under, or in connection with the Second Lien Loan and/or the Second Lien Loan Guarantees, for any and all outstanding obligations thereunder incurred through and including the Effective Date, after taking into account the sum of all payments made to the Second Lien Loan Lenders prior to the Effective Date on account of such Claims.

1.143.      Second Lien Loan Guarantees:  The guarantees issued by the Second Lien Loan Guarantors of Aurora’s repayment obligations under the Second Lien Loan.

1.144.      Second Lien Loan Guarantors:  The Guarantors, as such term is defined in the Second Lien Loan, and all successors and assigns thereof.

1.145.      Second Lien Loan Lenders:  The Lenders, as such term is defined in the Second Lien Loan, and all participants (if any), successors, and assigns thereof.

1.146.      Secondary Liability Claim:  A Claim that arises from a Debtor being liable as a guarantor of, or otherwise being jointly, severally, or secondarily liable for, any contractual, tort, or other obligation of another Debtor, including any Claim based on:  (a) guarantees of collection, payment, or performance (including, but not limited to, any of the Guarantees or any guarantee relating to any Executory Contract); (b) indemnity bonds, obligations to indemnify, or obligations to hold harmless; (c) performance bonds; (d) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements, or other similar obligations made or given by a Debtor relating to the obligations or performance of another Debtor; (e) vicarious liability; (f) liabilities arising out of piercing the corporate veil, alter ego liability, or similar legal theories; or (g) any other joint or several liability that any Debtor may have in respect of any obligation that is the basis of a Claim.

1.147.      Secured Claims:  All Claims that are secured by a properly perfected and not otherwise avoidable Lien on property in which an Estate has an interest or that is subject to setoff under Bankruptcy Code § 553, solely to the extent of the value of the Claim Holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code § 506(a) and, if applicable, § 1129(b); provided, however, that if the Holder of a Secured Claim is entitled to and does timely elect application of Bankruptcy Code § 1111(b)(2), then such Holder’s Claim shall be a Secured Claim to the extent such Claim is Allowed.

1.148.      Securities Act:  The Securities Act of 1933, as amended.

1.149.      Tax Claims:  All Claims that are entitled to priority under Bankruptcy Code § 507(a)(8).

1.150.      Tranche A Notes:  The $20 million of reinstated and modified indebtedness previously funded and outstanding pursuant to the First Lien Loan, to be issued by Reorganized Aurora under the Exit Credit Facility as secured tranche A notes, and to be guaranteed by the Exit Credit Facility Guarantor pursuant to the Exit Credit Facility Guarantee, and all security and other documents related thereto or entered into in connection therewith.

1.151.      Tranche B Notes:  The $20 million of reinstated and modified indebtedness previously funded and outstanding pursuant to the First Lien Loan, to be issued by Reorganized Aurora under the Exit Credit Facility as secured tranche B notes, and to be guaranteed by the Exit Credit Facility Guarantor pursuant to the Exit Credit Facility Guarantee, and all security and other documents related thereto or entered into in connection therewith.

1.152.      Triggering Event:  The passing of 18 months after the Effective Date.

1.153.      2004 Equity Incentive Plan:  That certain equity incentive plan, adopted and approved by Aurora in 2004, which plan provides for the grant of options or restricted shares for compensatory purposes for up to 1,000,000 shares of Old Aurora Common Stock.

1.154.      2006 Stock Incentive Plan:  That certain stock incentive plan, adopted and approved by Aurora in 2006, which plan provides for the award of options or restricted shares for compensatory purposes for up to 8,000,000 shares of Old Aurora Common Stock.

1.155.      Utah Articles of Organization:  The certificate of formation of the Utah limited liability company into which Reorganized Aurora will be converted, subject to Section 6.19(b) hereof, pursuant to the Utah Conversion, to be filed with the Secretary of State of Utah after the Effective Date, the form of which is to be attached as an exhibit to the Voting Agreement and included in the Plan Supplement.

1.156.      Utah Conversion:  The conversion of Reorganized Aurora from a Utah corporation to a Utah limited liability company to be effected, subject to Section 6.19(b) hereof, after the Effective Date.

1.157.      Utility Companies:  Those Persons who, in connection with the operation of the Debtors’ business and the Debtors’ management of their properties, supplied or provided electricity, water, sewer, telephone, communications, trash collection, and/or other services of this general character to either of the Debtors prior to the Petition Date.

1.158.       Voting Agreement:  The voting agreement, substantially in the form to be included in the Plan Supplement, to be entered into on the Effective Date by Reorganized Aurora and the respective holders of the New Aurora Class A Common Stock  and the New Aurora Preferred Stock, pursuant to which the respective holders of the New Aurora Class A Common Stock  and the New Aurora Preferred Stock will agree, subject to Section 6.19(b) hereof, to vote all such shares to approve the Utah Conversion, the Delaware Conversion, and the Reorganized Aurora LLC Agreement.

1.159.      Voting Deadline:  The deadline established by the Bankruptcy Court as the last date to timely submit a Ballot for voting to accept or to reject the Plan.

1.160.      Working Capital Loans:  That certain secured revolving working capital facility component, in an initial amount of up to $5 million, to be provided under the Exit Credit Facility, and to be guaranteed by the Exit Credit Facility Guarantor pursuant to the Exit Credit Facility Guarantee.

1.161.      Working Capital Loans Notes:  The notes to be issued by Reorganized Aurora under the Exit Credit Facility to the Exit Credit Facility Lenders in connection with, and evidencing obligations under, the Working Capital Loans.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

2.1.           In accordance with Bankruptcy Code § 1123(a)(1), Administrative Claims, DIP Facility Claims, and Tax Claims have not been classified and are excluded from the following Classes.  Article III of the Plan describes the treatment of Administrative Claims, DIP Facility Claims, and Tax Claims.  For the purposes of the Plan, Holders of Claims against, or Interests in, the Debtors are grouped as follows in accordance with Bankruptcy Code § 1122(a):

2.2.           Class 1 -- Priority Claims.  Class 1 consists of all Priority Claims against either of the Debtors.  Class 1 Claims shall be treated in the manner set forth in Section 4.2 hereof.

2.3.           Class 2 -- Secured Claims Against One or Both of the Debtors.

(a)           Class 2A – First Lien Loan Claims.  Class 2A consists of all First Lien Loan Claims.  Class 2A Claims shall be treated in the manner set forth in Section 5.2 hereof.

(b)           Class 2B – Second Lien Loan Claims.  Class 2B consists of all Second Lien Loan Claims.  Class 2B Claims shall be treated in the manner set forth in Section 5.3 hereof.

(c)           Class 2C -- Other Secured Claims Against Aurora or HPPC.  Class 2C consists of all Secured Claims against Aurora and/or HPPC that are not otherwise classified in this Article II.  Accordingly, Class 2C Claims do not include the NW Bank Secured Claims or any Claims under, respectively, the First Lien Loan, the First Lien Loan Guarantees, the Second Lien Loan, the Second Lien Loan Guarantees, the DIP Facility, or the DIP Facility Guarantee, but do include any secured capital leases of Aurora and/or HPPC.  Class 2C Claims shall be treated in the manner set forth in Section 4.3 hereof.

(d)           Class 2D -- NW Bank Secured Claims.  Class 2D consists of all NW Bank Secured Claims.  Class 2D Claims shall be treated in the manner set forth in Section 4.4 hereof.

2.4.           Class 3 – General Unsecured Claims Against Aurora or HPPC.

(a)           Class 3A -- General Unsecured Claims Against Aurora.  Class 3A consists of all General Unsecured Claims against Aurora that are not otherwise classified pursuant to this Article II.  Class 3A Claims shall be treated in the manner set forth in Section 5.4 hereof.

(b)           Class 3B -- General Unsecured Claims Against HPPC.  Class 3B consists of all General Unsecured Claims against HPPC that are not otherwise classified pursuant to this Article II.  Class 3B Claims shall be treated in the manner set forth in Section 5.5 hereof.

2.5.           Class 4 – Old Aurora Common Stock Interests.  Class 4 consists of all Interests arising under or in connection with the Old Aurora Common Stock.  Class 4 Interests shall be treated in the manner set forth in Section 5.6 hereof.

2.6.           Class 5 -- Intercompany Claims.  Class 5 consists of all Intercompany Claims.  Class 5 Claims shall be treated in the manner set forth in Section 5.7 hereof.

2.7.           Class 6 -- Old HPPC Interests.  Class 6 consists of all Old HPPC Interests.  Class 6 Interests shall be treated in the manner set forth in Section 5.8 hereof.

ARTICLE III

TREATMENT OF ADMINISTRATIVE
CLAIMS, DIP FACILITY CLAIMS, AND TAX CLAIMS

3.1.           Administrative Claims.  Each Holder of an Allowed Administrative Claim, other than a Holder of an Allowed DIP Facility Claim (which Claims shall be treated and satisfied in the manner set forth in Section 3.2 hereof), shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Claim, Cash equal to the amount of such Allowed Claim on the later of (i) the Initial Distribution Date and (ii) the date that is 10 days after the Allowance Date, except to the extent that such Holder has agreed to a less favorable treatment of such Allowed Claim; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of the Debtors’ business and assumed by the Debtors shall be paid or performed in accordance with the terms and conditions of the particular transactions and any agreements related thereto.

3.2.           DIP Facility Claims:  DIP Facility Claims shall be Allowed Claims under the Plan in the aggregate amount equal to all obligations under (i) the DIP Facility (as against Aurora) and/or (ii) the DIP Facility Guarantee (as against the DIP Facility Guarantor), as applicable, outstanding as of the Effective Date, as agreed to by the DIP Facility Lenders and the Debtors, or in the event of a dispute regarding such amount, as such amount has been determined by a Final Order of the Bankruptcy Court.  On the Effective Date (or as soon thereafter as is practicable), (a) each Holder of an Allowed DIP Facility Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Claim, Cash in an amount equal to such Holder’s Pro Rata share of the aggregate amount of the outstanding Allowed DIP Facility Claims, which payments shall collectively be in the amount equal to the aggregate outstanding amount of the Allowed DIP Facility Claims, and (b) either (i) the DIP Facility Lenders shall receive cancellation without draw of all outstanding letters of credit issued under the DIP Facility or (ii) such outstanding letters of credit shall be replaced with, to the extent practicable, or supported by, new letters of credit to be issued under the Exit Credit Facility.

3.3.           Tax Claims.  Each Holder of an Allowed Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Claim, at the election of the applicable Debtor, either (i) Cash equal to the amount of such Allowed Claim on the later of (a) the Initial Distribution Date and (b) the date that is 30 days after the Allowance Date, except to the extent such Holder has agreed to a less favorable treatment of such Allowed Claim, or (ii) in accordance with Bankruptcy Code § 1129(a)(9)(C), deferred Cash payments (a) of a value, as of the Effective Date, equal to the amount of such Allowed Tax Claim, (b) over a period not exceeding five years after the Petition Date, and (c) in a manner not less favorable than the treatment of the most favored nonpriority unsecured Claim provided for by the Plan, except to the extent such Holder has agreed to a less favorable treatment of such Allowed Claim.

ARTICLE IV

TREATMENT OF CLASSES THAT ARE NOT IMPAIRED UNDER THE PLAN

4.1.           Unimpaired Classes.  Classes 1, 2C, and 2D are unimpaired under the Plan.  Therefore, pursuant to Bankruptcy Code § 1126(f), the Holders of Allowed Claims in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote thereon.

4.2.           Class 1 -- Priority Claims.  If not otherwise paid in full pursuant to a Final Order of the Bankruptcy Court prior to the Confirmation Date, and except to the extent such Holder has agreed to a less favorable treatment of such Allowed Claim, each Holder of an Allowed Class 1 Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Claim, Cash equal to the amount of such Allowed Claim on the latest of (i) the Initial Distribution Date, (ii) the date that is 30 days after the Allowance Date of such Claim, and (iii) the date when such Allowed Claim becomes due and payable according to its terms and conditions.

4.3.           Class 2C -- Other Secured Claims Against Aurora or HPPC.  In full satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Class 2C Claim, and except to the extent such Holder has agreed to a less favorable treatment of such Allowed Claim, at the election of the applicable Debtor, such Debtor shall either:  (a) pay the amount of such Allowed Class 2C Claim against it in full, in Cash, on the later of the Effective Date or the Allowance Date of such Claim; (b) return the underlying collateral to the Holder of such Allowed Class 2C Claim; (c) Reinstate such Allowed Class 2C Claim in accordance with the provisions of Bankruptcy Code § 1124(2); (d) pay such Allowed Class 2C Claim in full in the ordinary course; or (e) treat such Allowed Class 2C Claim in a manner otherwise agreed to by the Holder thereof.

4.4.           Class 2D -- NW Bank Secured Claims.

(a)           The NW Bank Note Secured Claim:  The NW Bank Note Secured Claim shall be deemed an Allowed Claim in an amount equal to $2,250,000.  In full settlement and release of any Claims against the Debtors, the Reorganized Debtors, or the Estates with respect to, and in exchange for, the NW Bank Note Secured Claim, on the Effective Date, or as soon thereafter as is practicable, Aurora shall transfer ownership of the NW Bank Note Collateral to the Holder of the NW Bank Note Secured Claim on the Effective Date by means of a deed in lieu of foreclosure containing anti-merger language.  Upon such transfer, the NW Bank Note and all outstanding notes issued in connection with the NW Bank Note shall become non-recourse and shall no longer be obligations of the Debtors, the Reorganized Debtors, or the Estates.  The NW Bank Note and all outstanding notes issued in connection with the NW Bank Note shall remain as obligations secured by the NW Bank Note Collateral unless and until that lien is expressly released by NW Bank in writing.  The sum total of the value of the distributions to be made to the Holder of the Allowed NW Bank Note Secured Claim, as of the Effective Date, shall not exceed the amount of Allowed NW Bank Note Secured Claim.

(b)           The NW Bank Deposit Account Advance Claim:  The NW Bank Deposit Account Advance Claim shall be deemed an Allowed Claim in the amount of $506,648.82.  In full settlement, release, and discharge of, and in exchange for, the NW Bank Deposit Account Advance Claim, on the Effective Date, NW Bank shall have the right to setoff against the Debtors’ deposit accounts at NW Bank in the amount of $506,648.82.  The sum total of the value of the distributions to be made to NW Bank on account of the Allowed NW Bank Deposit Account Advance Claim, as of the Effective Date, shall not exceed the amount of the Allowed NW Bank Deposit Account Advance Claim.

(c)           The NW Bank LCs Claim:  The NW Bank LCs Claim shall be deemed an Allowed Claim in an amount equal to the value of the NW Bank LCs Collateral as of the Effective Date, as determined pursuant to Bankruptcy Code § 506(a).  The Debtors shall, in full satisfaction, settlement, release, and discharge of, and in exchange for, the Allowed NW Bank LCs Claim, release from the NW Bank LCs Collateral to NW Bank the amount, if any, equal to what has been drawn down on the NW Bank LCs prior to the Effective Date, and the NW Bank LCs shall remain in full force and effect on and after the Effective Date according to their terms for the full remaining undrawn amount thereof.  Reorganized Aurora shall assume the obligation to pay annual fees at market rates for the continuation of the NW Bank LCs (currently 1% annually of the outstanding principal amount of the NW Bank LCs) and NW Bank shall retain as collateral therefor the remaining NW Bank LCs Collateral and interest accrued thereon from time to time; provided, however, that at no time shall the total aggregate amount of all cash collateral that is actually in deposit in all of Aurora's bank accounts with NW Bank which constitute part of the NW Bank LCs Collateral exceed the outstanding principal amount of the NW Bank LCs plus any obligation to reimburse NW Bank for any NW Bank LCs drawn for which NW Bank has not yet been reimbursed and any obligation for annual letter of credit fees then past due and, to the extent that any such excess exists at any time, NW Bank shall promptly release and make available such excess amount to Reorganized Aurora, free of any liens or any other claims thereto.  On the later of the Effective Date or as soon as any such payment would otherwise become due and payable to NW Bank, the Debtors or the Reorganized Debtors (as applicable) shall pay to NW Bank the annual fees due with respect to the NW Bank LCs.  The sum total of the value of the distributions to be made to the Holder of the Allowed NW Bank LCs Claim, as of the Effective Date, shall not exceed the amount of Allowed NW Bank LCs Claims.

(d)           Partial Building Lease and Mutual Release of Claims:  In consideration of the agreement of NW Bank that the NW Bank Secured Claims shall be treated as provided in Section 4.4 of this Plan, and in consideration of the agreement by NW Bank to waive any right to distribution on account of the NW Bank Note Deficiency Claim, Reorganized Aurora shall lease approximately one-half of the NW Bank Note Collateral for a period of six months following the Effective Date.  Under this lease, the principal obligations of Reorganized Aurora shall be the payment of base rent in the amount of $8,500 per month; payment of all utilities for the NW Bank Collateral, provided, however, that to the extent that any other Person leases any part of the NW Bank Collateral during such six-month lease term, Reorganized Aurora shall not be liable for the payment of the utilities in the NW Bank Collateral which are attributable to such other Person; maintenance of insurance on the NW Bank Collateral, with NW Bank as a mortgagee insured, provided, however, that to the extent that any other Person leases any part of the NW Bank Collateral during such six-month lease term, Reorganized Aurora shall not be liable for the payment of insurance on the portion of the NW Bank Collateral leased by such other Person; and payment monthly of one-half of the condominium association fee.  In addition, consummation of the Plan on the Effective Date shall constitute the release (i) by the Debtors of any and all claims which they, or either of them, might have or claim to have against NW Bank, except for the obligations of NW Bank arising under the provisions of the Plan and the NW Bank LCs, and (ii) by NW Bank of any and all claims which it might have or claim to have against the Debtors, except for the obligations of the Debtors arising under the provisions of the Plan and the NW Bank LCs.

4.5.           Special Provision Regarding Unimpaired Claims.  Except as may otherwise be provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court, or any Plan Document, nothing shall affect the Debtors’ or the Reorganized Debtors’ (as applicable) rights and defenses, both legal and equitable, with respect to any Claim that is not impaired under this Plan, including, but not limited to, all rights with respect to legal and equitable defenses to, and/or setoffs or recoupments against, such Claim.

ARTICLE V

TREATMENT OF CLASSES THAT ARE IMPAIRED UNDER THE PLAN

5.1.           Impaired Classes.  Classes 2A, 2B, 3A, 3B, 4, 5, and 6 are impaired under the Plan.  Holders of Allowed Claims in Classes 2A, 2B, 3A, or 3B are entitled to vote to accept or reject the Plan.  Holders of Claims or Interests (as applicable) in Classes 4, 5, and 6 shall receive no distribution under the Plan (other than as set forth in Section 5.7 hereof with respect to Class 5 Intercompany Claims); therefore, the Holders of Claims or Interests (as applicable) in those Classes are deemed to have rejected the Plan and, pursuant to Bankruptcy Code § 1126(g), are not entitled to vote to accept or reject the Plan.

5.2.           Class 2A -- First Lien Loan Claims.

(a)           The First Lien Loan Claims shall be deemed Allowed Claims in the aggregate amount of accrued and unpaid principal, interest, fees, expenses, and other obligations under the First Lien Loan up to the Effective Date (subject to Bankruptcy Code § 506(b)).

(b)           On the Effective Date, or as soon thereafter as is practicable, each Holder of an Allowed Class 2A Claim as of the Distribution Record Date, or an affiliate of such Holder designated by such Holder prior to the Effective Date, shall receive (i) as reinstatement and modification of a portion of such Allowed Claim against each of the Debtors, such Holder’s Pro Rata share of the New Secured Notes, and (ii) in full satisfaction, settlement, release, and discharge of, and in exchange for, the remaining portion of such Allowed Claim against each of the Debtors, such Holder’s Pro Rata share of 32 million shares of the New Aurora Preferred Stock.  Such shares of New Aurora Preferred Stock issued on such date shall, in the aggregate, represent, as of such date, 100% of the outstanding shares of New Aurora Preferred Stock, and shall not be subject to any dilution or further issuance of any additional shares of New Aurora Preferred Stock except as expressly provided under Plan Section 6.15(f).  For purposes of this Section 5.2(b), "affiliate" means, with respect to a Holder, a subsidiary of a Holder or any other entity that is directly or indirectly owned by the same parent entity that directly or indirectly owns the Holder.

(c)           The Allowed First Lien Loan Claims shall be considered Allowed Claims against (a) Aurora (in its capacity as the borrower under the First Lien Loan) and (b) HPPC, in its capacity as a First Lien Loan Guarantor.  The sum total of the value of the distributions to be made to the Holders of Allowed First Lien Loan Claims, as of the Effective Date, shall not exceed the aggregate amount of Allowed First Lien Loan Claims.

(d)           Pursuant to Section 4.01 of the First Lien Loan, and as set forth further in Plan Sections 6.6(d), 6.13, 6.15, and 6.20, the total distributions of the New Secured Notes and the 32 million shares of New Aurora Preferred Stock to be provided for under this Plan Section 5.2 on account of Allowed First Lien Loan Claims, shall be made by the Reorganized Debtors on the Effective Date to the First Lien Loan Administrative Agent for subsequent distribution on a Pro Rata basis to the Holders of Allowed First Lien Loan Claims (or such Holder’s affiliate, as provided for in Plan Section 5.2(b)) as of the Distribution Record Date.

(e)           On the Effective Date, or as soon thereafter as practicable, upon full satisfaction of the requirements set forth in Plan Section 5.2(b), (i) $20 million of the Allowed Class 2A Claims shall be reinstated and modified as a funded debt tranche in the form of the Tranche A Notes under the Exit Credit Facility, (ii) another $20 million of the Allowed Class 2A Claims shall be reinstated and modified as another funded debt tranche in the form of the Tranche B Notes under the Exit Credit Facility, and (iii) the remaining portion of the Class 2A Claims shall be exchanged with Reorganized Aurora for the New Aurora Preferred Stock and subsequently be cancelled by Reorganized Aurora.  Holders of Class 2A Claims shall not receive any distribution as general unsecured creditors in Class 3A or 3B under the Plan.

5.3.           Class 2B -- Second Lien Loan Claims.

(a)           The Second Lien Loan Claims shall be deemed Allowed Claims in the aggregate amount of accrued and unpaid principal, interest, fees, expenses, and other obligations under the Second Lien Loan up to the Effective Date (subject to Bankruptcy Code § 506(b)).

(b)           On the Effective Date, or as soon thereafter as is practicable, each Holder of an Allowed Class 2B Claim as of the Distribution Record Date, or an affiliate of such Holder designated by such Holder prior to the Effective Date, shall receive such Holder's Pro Rata share of 56 million shares of New Aurora Class A Common Stock.  The New Aurora Class A Common Stock issued on the Effective Date, or as soon thereafter as is practicable, shall, in the aggregate, represent, as of the Effective Date, 100% of the outstanding shares of New Aurora Class A Common Stock, subject to dilution on a pari passu basis with all other Holders of shares of New Aurora Class A Common Stock upon the issuance of shares of New Aurora Class A Common Stock upon the exercise of the New Warrants.  For purposes of this Section 5.3(b), "affiliate" means, with respect to a Holder, a subsidiary of a Holder or any other entity that is directly or indirectly owned by the same parent entity that directly or indirectly owns the Holder.

(c)           The Allowed Second Lien Loan Claims shall be considered Allowed Claims against (a) Aurora (in its capacity as the borrower under the Second Lien Loan) and (b) HPPC, in its capacity as a Second Lien Loan Guarantor.  The sum total of the value of the distributions to be made to the Holders of Allowed Second Lien Loan Claims, as of the Effective Date, shall not exceed the aggregate amount of Allowed Second Lien Loan Claims.  Holders of Class 2B Claims shall not receive any distribution as General Unsecured Creditors in Class 3A or 3B under the Plan.

(d)           Pursuant to Section 4.01 of the Second Lien Loan, and as set forth further in Plan Sections 6.6(d) and 6.14, the total distribution of the 56 million shares of New Aurora Class A Common Stock to be provided for under this Plan Section 5.3 on account of Allowed Second Lien Loan Claims shall be made by the Reorganized Debtors on the Effective Date to the Second Lien Loan Administrative Agent for subsequent distribution on a Pro Rata basis to the Holders of Allowed Second Lien Loan Claims (or such Holder’s affiliate, as provided for in Plan Section 5.3)(a)) as of the Distribution Record Date.

(e)           Upon full satisfaction of the requirements set forth in Plan Section 5.3(b), all Class 2B Claims and all outstanding notes and Liens issued in connection with the Second Lien Loan and the Second Lien Loan Guarantees (if any) shall be cancelled and shall be deemed terminated and of no force and effect.

5.4.           Class 3A -- General Unsecured Claims Against Aurora.

(a)           If not otherwise paid in full pursuant to a Final Order of the Bankruptcy Court prior to the Confirmation Date, and except to the extent such Holder has agreed to a less favorable treatment of such Allowed Claim, each Holder of an Allowed Class 3A Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Claim, such Holder’s Pro Rata Share of $350,000 on the latest of (i) the Initial Distribution Date, (ii) the date that is 30 days after the Allowance Date of such Claim, and (iii) the date when such Allowed Claim becomes due and payable according to its terms and conditions.  Such $350,000 shall include the Lawson & Kidd Payment (in the amount of $32,453) to the extent such payment is made by Lawson & Kidd on or prior to the Effective Date.  The Lawson & Kidd Payment (to the extent so made) shall be in full settlement of any and all claims or causes of action that the Debtors or the Estates may have against Lawson & Kidd, LLP or its principals or any other related Person.  In the event that the Lawson & Kidd Payment is not made by Lawson & Kidd, LLP on or prior to the Effective Date, the Debtors shall fund the full $350,000 payment of Class 3A Claims and shall transfer to the Reorganized Debtors all of their right, title, and interest to any and all claims or causes of action that the Debtors or the Estates may have against Lawson & Kidd, LLP or its principals or any related Person.  On the Effective Date, subject to the payment of any Allowed Claims in such Class as provided for herein, all Class 3A Claims shall be cancelled and be deemed terminated and of no force and effect.

(b)           NW Bank shall be deemed to have waived any right to distribution on account of the NW Bank Note Deficiency Claim.  However, NW Bank shall have the right to vote on the Plan as the holder of an Allowed Class 3A Claim in the amount of $250,000.

5.5.           Class 3B -- General Unsecured Claims Against HPPC.  If not otherwise paid in full pursuant to a Final Order of the Bankruptcy Court prior to the Confirmation Date, and except to the extent such Holder has agreed to a less favorable treatment of such Allowed Claim, each Holder of an Allowed Class 3B Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Claim, such Holder’s Pro Rata Share of $50,000 on the latest of (i) the Initial Distribution Date, (ii) the date that is 30 days after the Allowance Date of such Claim, and (iii) the date when such Allowed Claim becomes due and payable according to its terms and conditions; provided, however, that no Holder of a Class 3B Claim shall be entitled to receive a distribution in Cash that exceeds 100% of the Allowed amount of its Claim.  On the Effective Date, subject to the payment of any Allowed Claims in such Class as provided for herein, all Class 3B Claims shall be cancelled and be deemed terminated and of no force and effect.

5.6.           Class 4 -- Old Aurora Stock Interests.  On the Effective Date, all outstanding shares of Old Aurora Common Stock and all other Old Stock of Aurora shall be cancelled and shall be deemed terminated and of no force and effect.  In addition, without limiting the generality of the foregoing, any and all options or rights to exercise warrants or options or to otherwise acquire any shares of Old Aurora Common Stock or any other Interest in Aurora, under any of the Existing Stock Option Plans or otherwise, shall be cancelled and be deemed terminated and of no force and effect.  No distribution of any kind shall be made on account of the Old Aurora Common Stock or any other Old Stock of Aurora under the Plan.

5.7.           Class 5 -- Intercompany Claims.  Class 5 Claims shall be Allowed in the amounts as reflected on the Debtors’ respective books and records; provided, however, that all Intercompany Claims shall be reviewed by the Debtors and adjusted, continued, or discharged, as the Debtors determine, as appropriate (by, among other things, releasing such claims, contributing them to capital, issuing a dividend, or leaving them unimpaired), taking into account, among other things, the distribution of consideration under the Plan and the economic condition of the Reorganized Debtors, among other things.  The Holders of Intercompany Claims shall not be entitled to participate in any of the distributions on account of Claims under Sections 5.2, 5.3, 5.4, or 5.5 hereof and shall only be entitled to the treatment provided in this Section 5.7.

5.8.           Class 6 -- Old HPPC Interests.  On the Effective Date, all outstanding Old HPPC Interests or any other Old Stock of HPPC shall be cancelled and shall be deemed terminated and of no force and effect.  In addition, without limiting the generality of the foregoing, any and all options or rights to exercise warrants or options or to otherwise acquire any Old HPPC Interests or any other Interest in HPPC shall be cancelled and be deemed terminated and of no force and effect.  No distribution of any kind shall be made on account of the Old HPPC Interests under the Plan to the Holders of such Interests.  Notwithstanding the foregoing, 100% of the new equity in Reorganized HPPC shall be issued to Reorganized Aurora.

5.9.           Special Provision Regarding Impaired Claims.  Except as may otherwise be provided in the Plan (including, without limitation, Plan Section 6.27(a)), the Confirmation Order, any other order of the Bankruptcy Court, or any Plan Document, nothing shall affect the Debtors’ or the Reorganized Debtors’ (as applicable) rights and defenses, both legal and equitable, with respect to any Claims that are impaired under this Plan, including, but not limited to, all rights with respect to legal and equitable defenses to, and/or setoffs or recoupments against, such Claims.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1.           Boards of Directors or Managers of the Reorganized Debtors.

(a)           As of the Effective Date, Reorganized Aurora shall initially have a seven-person Board of Directors consisting of the following designations:  (i) five directors to be designated by the Second Lien Loan Administrative Agent on behalf of the Second Lien Loan Lenders, and (ii) two directors to be designated by the First Lien Loan Administrative Agent, on behalf of the First Lien Loan Lenders.  The names of the initial anticipated members of the Board of Directors of Reorganized Aurora shall be disclosed to the Bankruptcy Court pursuant to Bankruptcy Code § 1129(a)(5) on or before the Confirmation Date, unless some later date is permitted by the Bankruptcy Court.  Reorganized Aurora shall be the initial manager of Reorganized HPPC.

(b)           Upon the occurrence of the Triggering Event, the holders of the New Aurora Preferred Stock shall have the right to thereafter designate five directors to the Board of Directors of Reorganized Aurora, and the number of directors designated by the holders of the New Aurora Class A Common Stock  shall be reduced to two.

(c)           Subject to the voting rights to be afforded to the holders of the New Aurora Preferred Stock, the boards of directors of the Reorganized Debtors shall have full power and authority to manage the respective businesses and affairs of the Reorganized Debtors.

6.2.           Ownership of Reorganized HPPC and non-Debtor Subsidiaries or Affiliates.

(a)           On the Effective Date, 100% of the new membership interests in Reorganized HPPC shall be issued to Reorganized Aurora.

(b)           In addition (other than with respect to any stock interests cancelled, sold, or otherwise transferred by either of the Debtors on or prior to the Effective Date), on the Effective Date, each Reorganized Debtor shall own and retain its equity interests in any non-Debtor subsidiaries or Affiliates (to the extent that any such non-Debtor subsidiary or Affiliate has not been dissolved, sold, or otherwise transferred under applicable law prior to the Effective Date) to the same extent that the applicable Debtor owned an equity interest in such non-Debtor subsidiary or Affiliate prior to the Effective Date.  Without limiting the generality of the foregoing, on the Effective Date, Reorganized Aurora shall directly or indirectly own, to the same extent Aurora did as of the Effective Date, interests in Aurora Indiana, LLC; Aurora Kentucky, LLC; AOG Michigan, LLC; Aurora Operating; Celebration Mining Company; Circle Oil, LLC; and Indiana Royalty Trustory, LLC (to the extent that any such non-Debtor subsidiary or Affiliate has not been dissolved, sold, or otherwise transferred under applicable law prior to the Effective Date).  In addition, after the Effective Date, Deka shall retain its ownership interests in Aurora Operating to the same extent it did prior to such date.

6.3.           Issuance of New Securities; Execution and Delivery of Plan Documents.

(a)           On the Effective Date, Reorganized Aurora shall issue the New Aurora Class A Common Stock and the New Aurora Preferred Stock, and the Reorganized Debtors shall issue notes (including, without limitation, the New Secured Notes and the Working Capital Loans Notes) and may issue the New Warrants (defined below in Plan Section 6.13(e)), in each case, in connection with the Exit Credit Facility, the Exit Credit Facility Guarantee, or otherwise in connection with any other Plan Document.  In addition, Reorganized HPPC shall issue 100% of its membership interests to Reorganized Aurora.  The issuance of (i) the New Aurora Class A Common Stock (including, but not limited to, the issuance of any shares of stock issued upon the exercise of the New Warrants), the New Aurora Preferred Stock by Reorganized Aurora (including, pursuant to Sections 5.2, 5.3, 6.14, 6.15, and 6.20 hereof), and of the capital stock of Reorganized HPPC, pursuant to this Plan, or (ii) the New Aurora Class B Common Stock and any and all notes (including the New Secured Notes and the Working Capital Loans Notes) or warrants (including the New Warrants) under or in connection with the Exit Credit Facility or the Exit Credit Facility Guarantee, or otherwise by either of the Reorganized Debtors, shall all be authorized hereby without the need for any further corporate action or court order.

(b)           The execution and delivery by the Debtor(s) or the Reorganized Debtor(s) party thereto (as applicable) of all Plan Documents (including, without limitation, the Exit Credit Facility, the New Secured Notes, the Working Capital Loans Notes, the Exit Credit Facility Guarantee, any document memorializing the Management and Director Equity Plan or the terms and conditions of the New Aurora Class A Common Stock, the New Aurora Class B Common Stock, the New Aurora Preferred Stock, the New Warrants, the Registration Rights Agreement, the Voting Agreement, and/or any other agreement entered into, or instrument, security interest, guarantee, or note issued in connection with any of the foregoing, any other Plan Document, and any other document reasonably necessary or appropriate to effectuate the events contemplated herein and therein), is hereby authorized without the need for any further corporate action or court order.  All such Plan Documents shall become effective and binding upon the parties thereto simultaneously in accordance with their respective terms and conditions as of the Effective Date.

6.4.           Corporate Governance and Corporate Action.

(a)           The Amended and Restated Articles of Incorporation, the Amended and Restated By-Laws, and the Amended and Restated LLC Agreement.  On or before the Effective Date, the Reorganized Debtors shall, as applicable (i) file the Amended and Restated Articles of Incorporation and the Amended and Restated LLC Agreement with the appropriate state officials in accordance with applicable state law and (ii) adopt the Amended and Restated By-Laws.  The Amended and Restated Articles of Incorporation shall, among other things, (i) set forth the respective terms of the New Aurora Preferred Stock and the New Aurora Common Stock, (ii) provide that the number of authorized shares of New Aurora Preferred Stock shall be 45 million and of New Aurora Common Stock shall be 85 million, and (iii) provide that the par value of each of the New Aurora Preferred Stock and the New Aurora Class A Common Stock  shall be $0.01.  After the Effective Date, the Reorganized Debtors may amend and restate their (as applicable) respective Amended and Restated Articles of Incorporation, Amended and Restated By-Laws, Amended and Restated LLC Agreement, and/or other constituent documents as permitted by the governing state general corporation law or limited liability company law (as applicable) and the applicable agreements and constituent documents (including the Amended and Restated Articles of Incorporation, the Amended and Restated By-Laws, and the Amended and Restated LLC Agreement) of the Reorganized Debtors.

(b)           Corporate Action.  On, before, or after the Effective Date, all actions reasonably necessary and desirable to effectuate, implement, or adopt:  the Exit Credit Facility; the New Secured Notes; the Working Capital Loans Notes; the Exit Credit Facility Guarantee; the issuance of the New Aurora Common Stock (including any shares of stock issued upon the exercise of the New Warrants), the New Aurora Preferred Stock, and the New Warrants; the Management and Director Equity Plan; the Registration Rights Agreement; the Voting Agreement; the reservation of authorized but unissued shares of New Aurora Class A Common Stock for  issuance upon the exercise of the New Warrants or otherwise; the adoption and/or filing (as applicable) of the Amended and Restated Articles of Incorporation, the Amended and Restated By-Laws, the Amended and Restated LLC Agreement, or similar constituent documents; the selection of the directors, officers, and/or managers of the respective Reorganized Debtors; the transfer of the NW Bank Collateral to the Holder of the Allowed Class 2D Claims (subject to the terms and conditions of the Plan, including, without limitation Section 4.4(b) thereof); the entry into the Management Transition Services Agreements; and all other actions or transactions contemplated by the Plan, the Plan Documents, or such other documents, and all actions reasonably necessary and desirable to effectuate any of the foregoing, shall be authorized and approved in all respects hereby without the need for any further corporate or similar action, or court order.  All matters provided for in the Plan involving the corporate structure, assets, and/or operations of the Debtors, the Reorganized Debtors, and any corporate or similar action required by the Debtors or the Reorganized Debtors in connection with the Plan or the Plan Documents shall be deemed to have occurred and shall be in effect, without any requirement of further action by the respective security holders, members, officers, managers, or directors of the Debtors or the Reorganized Debtors.  After the Confirmation Date and on or prior to the Effective Date, the appropriate members of the Boards of Directors and/or managers, members, or officers of the Debtors and the Reorganized Debtors are authorized and directed to issue, execute, and deliver the agreements, documents, securities, certificates, and instruments contemplated by the Plan and/or the Plan Documents in the name of and on behalf of the applicable Debtor(s) or Reorganized Debtor(s) (as applicable).  In addition, the Reorganized Debtors are hereby authorized, in their discretion, to enter into a lease on the Effective Date with respect to the site of the Debtors’ current corporate headquarters (which is also the subject of the NW Bank Note Collateral).

6.5.           Administration of the Plan.

(a)           After the Effective Date, each of the Reorganized Debtors is authorized, respectively, to perform those responsibilities, duties, and obligations set forth herein, including, without limitation, making distributions as provided under the Plan, objecting to the allowance of any Claim, and prosecuting any litigation pertaining thereto, to pay such Claims as may be later Allowed, all as contemplated by the dispute resolution procedures contained in Plan Section 6.10, and overseeing and governing the continuing affairs and operations of the Reorganized Debtors on a going-forward basis.

(b)           The Reorganized Debtors may retain such management, law firms, accounting firms, experts, advisors, agents, consultants, investigators, appraisers, auctioneers, or other professionals as they may deem reasonably necessary or appropriate, including, without limitation, a transfer or disbursing agent, to aid them in the performance of their responsibilities pursuant to the terms of the Plan.  It shall not be a requirement that any such parties retained by either of the Reorganized Debtors be a “disinterested person” (as such term is defined in Bankruptcy Code § 101(14)), and such retained parties may include Professionals or other Persons who had previously been active in these Cases on behalf of any Debtor, Creditor, Interest Holder, the Creditors Committee, or other constituency herein.  Without limiting the generality of the foregoing, following the issuance of the New Warrants, the Reorganized Debtors may arrange for a third party to serve as the New Warrant agent.

(c)           The Reorganized Debtors shall be responsible for filing all federal, state, and local tax returns for the Debtors and for the Reorganized Debtors.

(d)           To the extent the manner of performance is not specified herein, the Debtors and the Reorganized Debtors shall have the discretion to carry out and perform all other obligations or duties imposed on them by, or actions contemplated or authorized by, the Plan, any Plan Document, or by law in any manner their respective Boards of Directors, managers, or officers so choose.

6.6.           Provisions Relating to the Existing Old Aurora Common Stock and the Credit Facilities.

(a)           On the Effective Date (and solely with respect to the DIP Facility, upon the payment in full of the DIP Facility Claims with proceeds from the Working Capital Loans or otherwise), except as expressly otherwise set forth in the Plan (including Section 4.4(b) hereof), any and all notes issued in connection with any of the Credit Facilities or any of the Guarantees; the Old Aurora Common Stock; the NW Bank Agreements; any other Interests in Aurora; the Existing Stock Option Plans; and any other options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating either of the Debtors to issue, transfer, or sell any shares of Old Aurora Common Stock or any other Interest in Aurora or HPPC, shall be automatically canceled and deemed terminated, extinguished, and of no further force and effect without further act or action under any applicable agreement, law, regulation, order, or rule, and the Holders thereof or the parties thereto shall have no rights, and such instruments or agreements shall evidence no rights except the right to receive the distributions (if any) to be made to the Holders of such instruments under this Plan.

(b)           No Holder of any notes issued in connection with any of the Credit Facilities or any of the Guarantees shall be entitled to any distribution under the Plan unless and until such Holder has first surrendered or caused to be surrendered any such notes or Guarantees to the applicable Administrative Agent, which in turn shall surrender any and all such notes or Guarantees to the Debtors or the Reorganized Debtors, or, in the event that such original notes or Guarantees have been lost, destroyed, stolen, or mutilated, has first executed and delivered an affidavit of loss and indemnity with respect thereto in a form customarily utilized for such purposes that is reasonably satisfactory to the Debtors or the Reorganized Debtors, and, in the event the Debtors or the Reorganized Debtors so request, has first furnished a bond in form and substance (including, without limitation, amount) reasonably satisfactory to the Debtors or the Reorganized Debtors (as applicable).  If a Holder has actual possession of any note or Guarantee issued in connection with any Credit Facility or any of the Guarantees, then such Holder must physically surrender or cause to be surrendered its note(s) or Guarantee(s) to the applicable Administrative Agent for subsequent distribution to the Debtors or the Reorganized Debtors (as applicable), in accordance with the procedures required by the Debtors.  As soon as practicable after such surrender of the applicable note or Guarantee to the Debtors (or the Reorganized Debtors), or such delivery of an affidavit of loss and indemnity and such furnishing of a bond as provided in this Section 6.6(b), the Debtors or the Reorganized Debtors (as applicable) shall make the distributions provided in the Plan with respect to the applicable Allowed Claim(s) (as and to the extent as set forth in the Plan).  Promptly upon the surrender of such instruments, the Debtors or the Reorganized Debtors (as applicable) shall cancel any and all notes issued in connection with any of the Credit Facilities or any of the Guarantees (if any).

(c)           All distributions under the Plan on account of the Allowed First Lien Loan Claims shall initially be distributed to the First Lien Loan Administrative Agent for further distribution to the Holders of Allowed First Lien Loan Claims as of the Distribution Record Date, pursuant to the terms and subject to the conditions of the First Lien Loan and the Plan.  Upon the delivery of the foregoing distributions to the First Lien Loan Administrative Agent, the Debtors and the Reorganized Debtors shall be released of all liability with respect to their obligation to make such delivery.  The First Lien Loan Administrative Agent shall thereafter take all steps reasonably necessary and appropriate to effectuate such further distribution thereof to the Holders of the Allowed First Lien Loan Claims.  Similarly, all distributions under the Plan on account of the Allowed Second Lien Loan Claims shall initially be distributed to the Second Lien Loan Administrative Agent for further distribution to the Holders of Allowed Second Lien Loan Claims as of the Distribution Record Date, pursuant to the terms and subject to the conditions of the Second Lien Loan and the Plan.  Upon the delivery of the foregoing distributions to the Second Lien Loan Administrative Agent, the Debtors and the Reorganized Debtors shall be released of all liability with respect to their obligation to make such delivery.  The Second Lien Loan Administrative Agent shall thereafter take all steps reasonably necessary and appropriate to effectuate such further distribution thereof to the Holders of the Allowed Second Lien Loan Claims.  Also, all distributions under the Plan on account of the Allowed DIP Facility Claims shall initially be distributed to the DIP Facility Administrative Agent, for further distribution to the Holders of Allowed DIP Facility Claims as of the Distribution Record Date, pursuant to the terms and subject to the conditions of the DIP Facility and the Plan.  Upon the delivery of the foregoing distributions to the DIP Facility Administrative Agent, the Debtors and the Reorganized Debtors shall be released of all liability with respect to their obligation to make such delivery.  The DIP Facility Administrative Agent shall thereafter take all steps reasonably necessary and appropriate to effectuate such further distribution thereof to the Holders of the Allowed DIP Facility Claims.  On the Effective Date (and, solely with respect to the DIP Facility, upon the payment in full of the DIP Facility Claims with proceeds from the Working Capital Loans or otherwise), all of the obligations and Liens under the respective Credit Facilities other than those that are being expressly reinstated and modified in the manner set forth in Section 5.2 hereof shall be deemed terminated, canceled, and extinguished (all without any further action by any Person or the Bankruptcy Court) and shall have no further legal effect other than as evidence of any right to receive distributions under the Plan as set forth in Sections 3.2, 5.2, and 5.3 hereof; provided, however, that the respective Credit Facilities shall continue in effect and shall not be deemed canceled on the books and records of the applicable Administrative Agents, solely for the purposes of and to the extent necessary to (i) facilitate the respective distributions to the First Lien Loan Lenders, the Second Lien Loan Lenders, or the DIP Facility Lenders as of the Distribution Record Date, pursuant to the Plan and (ii) to enable the respective Administrative Agents to perform any and all current and future administrative functions.

(d)           All distributions under the Plan on account of the Allowed NW Bank Claims shall be distributed to NW Bank as the Holder of the Allowed NW Bank Claims as of the Distribution Record Date, pursuant to the terms and subject to the conditions of the NW Bank Agreements and the Plan.  Upon the delivery of the foregoing distributions to NW Bank, the Debtors and the Reorganized Debtors shall be released of all liability with respect to their obligation to make such delivery.  On the Effective Date, the Claims against the Debtors, the Reorganized Debtors, or the Estates under the NW Bank Note shall be deemed released and settled (all without any further action by any Person or the Bankruptcy Court) and shall have no further legal effect other than as evidence of any right to receive distributions under the Plan as set forth in Sections 4.4 and 5.4 hereof.

(e)           On the Effective Date, the Old Aurora Common Stock and the Old HPPC Interests shall be deemed terminated, canceled, and extinguished (all without any further action by any Person or the Bankruptcy Court) and shall have no further legal effect.

(f)           The Debtors shall pay the reasonable and customary fees, charges, and expenses incurred by the respective Administrative Agents (including, without limitation, the reasonable and customary fees, charges and expenses of each such Administrative Agents’ counsel, financial advisor, and any other agent or consultant) in the performance of any function associated with the Credit Facilities or the Plan (as applicable) during the period from and including the Petition Date until such time as all distributions provided for under the Plan to the Holders of Allowed First Lien Loan Claims, Allowed Second Lien Loan Claims, and Allowed DIP Facility Claims (as applicable) have been made.

6.7.           Delivery of Distributions; Unclaimed Property; Undeliverable Distributions.

(a)           Except as may otherwise be provided in Sections 3.2, 5.2, 5.3, 6.7, and 6.8 hereof, any distributions to Holders of Allowed Claims under this Plan shall be made:  (i) at the addresses set forth either on the Schedules or as otherwise set forth on the Debtors’ respective books and records, or on the respective Proofs of Claim filed by such Holders in the event that the addresses indicated thereon differ from those set forth on the Schedules or as otherwise set forth on the Debtors’ respective books and records or upon the applicable securities depositories, clearing systems, or broker, bank, or custodial participants in the clearing system (as applicable); or (ii) at the addresses set forth in any written notices of address change delivered to the Debtors or the Reorganized Debtors (if after the Effective Date) after the date of any related Proof of Claim.

(b)           In accordance with Bankruptcy Code § 1143, any Holder of any note issued in connection with any of the Credit Facilities or any of the Guarantees that fails to surrender the applicable note or deliver an affidavit of loss and indemnity as provided herein by 5:00 p.m. prevailing Eastern Time on the date that is one year from and after the later of the Effective Date or the applicable Allowance Date with respect to any Claims arising from or relating to such note issued in connection with any of the Credit Facilities or the Guarantees (if any), shall be deemed to have forfeited all rights and claims in respect of such Claims, and shall be forever barred from receiving any distributions under the Plan on account thereof.  In such cases, any property held for distribution by the applicable Administrative Agent on account of Allowed Claims based on such note issued in connection with the applicable Credit Facility or any of the Guarantees (if any), shall be made available for redistribution, on a Pro Rata basis, to all other Holders of Allowed Claims arising under the applicable Credit Facility that timely surrendered the applicable note or delivered an affidavit of loss and indemnity as provided herein.

(c)           If the distribution to the Holder of any Allowed Priority Claim, Allowed Class 2C Claim, Allowed Class 3A Claim, or Allowed Class 3B Claim is returned to the Reorganized Debtors as undeliverable, no further distribution shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder’s then current address.

(d)           Any Holder of an Allowed Claim who does not assert a claim for an undeliverable distribution by 5:00 p.m. prevailing Eastern Time on the date that is one year after the date by which such Holder was first entitled to such distribution shall no longer have any claim to, or interest in, such undeliverable distribution and shall be forever barred from receiving any distribution under the Plan.  Following the date that is one year from and after the Effective Date, the Reorganized Debtors shall submit into the Bankruptcy Court’s Registry Fund any funds that have been returned to them as undeliverable.

(e)           Nothing contained in the Plan shall require the Debtors or the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

6.8.           Funding of Cash Distributions under the Plan.  Any funds necessary to make the Cash distributions required under the Plan and/or to fund the future obligations of the Reorganized Debtors shall (as applicable) be made from:  the Cash on hand of the Debtors and of the Reorganized Debtors; the Working Capital Loans; the Lawson & Kidd Payment (to the extent made on or prior to the Effective Date); and the future operations of the Debtors and the Reorganized Debtors (as applicable).

6.9.           Manner of Payments Under the Plan.  Any Cash distribution to be made by the Debtors or the Reorganized Debtors (as applicable) pursuant to the Plan may be made by a check on a United States bank selected by the Debtors or the Reorganized Debtors (as applicable); provided, however, that Cash distributions made to foreign Holders of Allowed Claims may be paid, at the option of the Debtors or the Reorganized Debtors (as applicable), in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

6.10.         Disputed Claims.

(a)           No distribution or payment shall be made on a Disputed Claim until such Disputed Claim becomes an Allowed Claim.  On the Initial Distribution Date, the distributions reserved for the Holders of any Disputed Claims in each Class under the Plan shall be deposited in deposit accounts that meet the requirements of Bankruptcy Code § 345 for the benefit of the Holders of Disputed Claims whose Claims are ultimately Allowed in the respective Classes in which the Disputed Claims are classified (each deposit account a “Disputed Claims Reserve”); provided, however, that neither the Debtors nor the Reorganized Debtors shall be required to deposit any Cash, securities, or other property or assets into a Disputed Claims  Reserve on account of a particular Disputed Claim with respect to which the Debtors or the Reorganized Debtors have filed a motion or objection with the Bankruptcy Court seeking to either (a) estimate or liquidate the Allowed amount of such Disputed Claim at $0 or (b) disallow, expunge, vacate, or otherwise strike such Disputed Claim on any grounds.

(b)           Subject to the other provisions of this Plan (including Section 6.10(a) hereof), the Reorganized Debtors (or any transfer or disbursing agent retained by the Reorganized Debtors pursuant to Plan Section 6.5(b)) shall withhold from the property to be distributed under the Plan and deposit in each Disputed Claims Reserve a sufficient amount of such withheld property to be distributed on account of the face amount of Claims that are Disputed Claims in such Class as of the Initial Distribution Date for such Class under the Plan.  For the purposes of this provision, the “face amount” of a Claim is (i) the amount set forth on the applicable Proof of Claim or such lower amount as may be determined in accordance with Plan Section 6.10(c), unless the Claim is filed in an unliquidated amount; or (ii) if a Proof of Claim has been filed in an unliquidated amount, the amount determined in accordance with Plan Section 6.10(c).

(c)           As to a Disputed Claim, the Bankruptcy Court shall, upon motion by the Debtors or the Reorganized Debtors or any other party in interest in these Cases (as applicable), estimate the maximum allowable amount of such Disputed Claim and the amount to be placed in the Disputed Claims Reserve on account of such Disputed Claim.  If so authorized by order of the Bankruptcy Court, any Creditor whose Claim (i) is estimated by an order of the Bankruptcy Court or (ii) is the subject of a motion or objection to (a) estimate or liquidate the Allowed amount of such Disputed Claim at $0 or (b) disallow, expunge, vacate, or otherwise strike such Disputed Claim in full on any grounds, as contemplated by Plan Section 6.10(a), shall not have any recourse to the Debtors or to the Reorganized Debtors, any Assets theretofore distributed on account of any Allowed Claim, or any other entity or property if the finally Allowed Claim of that Creditor exceeds that estimated maximum allowable amount.  Instead, such Creditor shall have recourse only to the undistributed Cash (if any) in the applicable Disputed Claims Reserve for the Claim of that Creditor and (on a Pro Rata basis with the other Creditors of the same Class who are similarly situated) to those portions (if any) of the Disputed Claims Reserve for other Disputed Claims of the same Class that exceed the ultimately Allowed amount of such Claims.

(d)           All earnings on any Cash held in a Disputed Claims Reserve (if any) shall be held in trust and shall be distributed only in the manner described in the Plan.

(e)           At such time as all or any portion of a Disputed Claim becomes an Allowed Claim, the distributions reserved for such Disputed Claim or such portion, plus any earnings thereon (if any), shall be released from the appropriate Disputed Claims Reserve and delivered to the Holder of such Allowed Claim in the manner as described in the Plan.  At such time as all or any portion of any Disputed Priority Claim or any Disputed Class 1 or 2C Claim is determined not to be an Allowed Claim, the distribution reserved for such Disputed Claim or such portion, plus any earnings thereon (if any), shall be released from the appropriate Disputed Claims Reserve and returned to the Reorganized Debtors.  At such time as all or any portion of any Disputed Class 3A Claim or Disputed 3B Claim is determined not to be an Allowed Claim, the distribution reserved for such Disputed Claim or such portion, plus any earnings thereon (if any), shall be released from the appropriate Disputed Claims Reserve account and made available for redistribution in a timely manner, on a Pro Rata basis, to the Holders of Allowed Claims of such Classes; provided, however, that neither the Debtors, the Reorganized Debtors, nor any transfer or disbursing agent retained by the Reorganized Debtors pursuant to Plan Section 6.5(b) shall be required to make any such redistribution until the aggregate amount available with respect thereto is at least $5,000.  Upon the resolution of all Disputed Claims, any remaining amounts that had been reserved on account thereof shall be finally distributed in the manner set forth herein.

(f)           (i) After the Confirmation Date, the Debtors (in consultation with the Creditors Committee, the First Lien Loan Administrative Agent, and the Second Lien Loan Administrative Agent), and (ii) on and after the Effective Date, the Reorganized Debtors shall have the authority to object to and litigate any Disputed Claims, and shall have the authority to settle, compromise, resolve, or withdraw any objection to Disputed Claims, without the need for any Bankruptcy Court or other approval or any other or further notice.

(g)           Except as otherwise provided in the Plan, if there exists any Disputed Administrative Claim, Disputed Tax Claim, or Disputed DIP Facility Claim, or any Disputed Class 1 or 2C Claim, the Reorganized Debtors shall withhold in a reserve account the “face amount” (as calculated under Plan Section 6.10(b)) of any such Disputed Claim until and to the extent such Claim is determined to be an Allowed Claim.

6.11.         Bar Date for Objections to Claims.  All objections to Claims (other than with respect to (a) Administrative Claims and (b) Rejection Claims arising under those Executory Contracts that are to be rejected under and pursuant to the Plan) must be filed by the Claims Objection Bar Date.  The failure by any party-in-interest, including the Debtors, to object to any Claim, whether or not unpaid, for purposes of voting shall not be deemed a waiver of such party’s rights to object to, or to re-examine, any such Claim in whole or in part, for purposes of distributions under the Plan.

6.12.         Deadlines for Determining the Record Holders of the Various Classes of Claims.  At the close of business on the Distribution Record Date, the respective transfer records for the Credit Facilities, the NW Bank Agreements, and the Old HPPC Interests shall be closed, and there shall be no further changes in the record holders of the respective Credit Facilities Claims, NW Bank Claims, General Unsecured Claims, or the Old HPPC Interests after such date.  Neither the Debtors, the Reorganized Debtors, any disbursing agent or transfer agent retained by the Reorganized Debtors pursuant to Plan Section 6.5(b), nor the respective Administrative Agents shall have any obligation to recognize any transfer of the First Lien Loan Claims, the Second Lien Loan Claims, the NW Bank Claims, the DIP Facility Claims, any notes issued in connection with any of the Credit Facilities, the NW Bank Agreements, or any of the Guarantees (if any), any General Unsecured Claim, or the Old HPPC Interests occurring after the Distribution Record Date, and such parties shall be entitled, instead, to recognize and deal for all purposes hereunder with only those record holders thereof as of the close of business on the Distribution Record Date.

6.13.         The Exit Credit Facility, the Working Capital Loans, the New Secured Notes, and the Exit Credit Facility Guarantee.

(a)           On the Effective Date, or as soon thereafter as practicable, the Reorganized Debtors, either as direct borrowers or as an Exit Credit Facility Guarantor, the Exit Credit Facility Administrative Agent, as administrative agent, and the Exit Credit Facility Lender(s), as lender(s) (in each case, as may be set forth in the final Exit Credit Facility), may (as applicable) execute and deliver the Exit Credit Facility, the New Secured Notes, the Working Capital Loans Notes, the Exit Credit Facility Guarantee, and any and all security agreements, mortgages or extensions of mortgages, certificates, and other instruments, agreements, assignments, and documents contemplated and/or required by the Exit Credit Facility, including, but not limited to, any and all such documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the Exit Credit Facility and/or the Exit Credit Facility Guarantee (as applicable), and any Liens in favor of the Exit Credit Facility Lender(s) securing such obligations.  The New Secured Notes under the Exit Credit Facility shall constitute a reinstatement and modification of the Class 2A Claims under the First Lien Loan in the manner set forth in Section 5.2 hereof, and, as a result, all of the outstanding amounts under the Exit Credit Facility shall (a) continue to be secured by the perfected Liens which exist under the First Lien Loan and (b) be secured by perfected Liens in substantially all of the respective assets of the Reorganized Debtors.

(b)           The First Lien Loan Lenders shall have the option to participate as an Exit Credit Facility Lender and provide the Working Capital Loans to Reorganized Aurora.  In the event that all the Exit Credit Facility Lenders under the Working Capital Loans are First Lien Lenders, each participating First Lien Loan Lender shall be entitled to participate in the Working Capital Loans on a Pro Rata basis, based on the total amount outstanding under the First Lien Loan.  In the event that some or all of the First Lien Loan Lenders fail to fully subscribe the Working Capital Loans, then some or all of the Second Lien Loan Lenders shall be entitled to participate with such participating First Lien Loan Lenders and provide the remaining portion that is necessary to fully subscribe the Working Capital Loans.  In such event, such participating Second Lien Loan Lenders shall be entitled to share pari passu in the collateral securing the Tranche A Notes solely with respect to their respective portion of the Working Capital Loans.

(c)           In the event that none of the First Lien Loan Lenders subscribe to the Working Capital Loans, then some or all of the Second Lien Loan Lenders shall instead provide such Working Capital Loans, and the participation of such Second Lien Loan Lenders shall be on a Pro Rata basis, based on the total principal amount outstanding under the Second Lien Loan.  To the extent that the Working Capital Loans are subscribed exclusively by the Second Lien Loan Lenders, such Working Capital Loans shall be secured as second lien debt subordinate solely to the Tranche A Notes.  If less than all of the Second Lien Loan Lenders are Exit Credit Facility Lenders under the Exit Credit Facility, (a) the Second Lien Loan Lenders subscribing to the Working Capital Loans shall be entitled to provide any remaining portion of the Working Capital Loans and (b) the Second Lien Loan Administrative Agent shall provide any portion of the Working Capital Loans that is not otherwise subscribed as described herein.

(d)           Advances under the Working Capital Loans shall bear interest at a rate of 12% per annum.  Maturity of the Working Capital Loans shall be the date that is 24 months following the Effective Date.  On the maturity date of the Working Capital Loans, the Reorganized Debtors shall also pay a premium equal to 50% of the principal amount borrowed thereunder.  At the execution of the Exit Credit Facility, each Exit Credit Facility Lender shall be entitled to an upfront fee equal to 3% of its share of the total commitments under the Working Capital Loans.  Amounts repaid under the Working Capital Loans by the Reorganized Debtors may be prepaid and re-borrowed.  The documentation memorializing the Exit Credit Facility shall include customary representations, warranties, covenants, and indemnities.

(e)           Solely to the extent that the Second Lien Loan Lenders exclusively subscribe to the Working Capital Loans, such Second Lien Loan Lenders subscribing to the Working Capital Loans shall collectively receive 10-year warrants to purchase, in the aggregate, 35% of the New Aurora Class A Common Stock (on a fully diluted basis) at a nominal exercise price (the “New Warrants”).

(f)           On the date of the execution and delivery of the Exit Credit Facility (which shall be no earlier than the Effective Date), Reorganized Aurora shall issue, in accordance with the terms of the Plan (including Section 5.2 hereof) and the Exit Credit Facility, the New Secured Notes to the First Lien Loan Administrative Agent for subsequent distribution on a Pro Rata basis to the Holders of Allowed First Lien Loan Claims.

(g)           The New Secured Notes shall bear interest at a rate per annum equal to (a) with respect to the Tranche A Notes, LIBOR plus a margin of 3%, and (b) with respect to the Tranche B Notes, 6% fixed.  Interest on (a) the Tranche A Notes shall be payable quarterly, and (b) the Tranche B Notes shall accrue but not be paid and instead shall be capitalized (“PIK Interest”) and added quarterly to the principal amount outstanding of such Tranche B Notes, and the new principal balance thereof outstanding (which includes any capitalized PIK Interest) shall thereafter continue to accrue interest at the rate applicable for such Tranche B Notes.  The principal amounts of the New Secured Notes (including all capitalized PIK Interest) shall be payable at maturity, which shall be the date that is 24 months following the Effective Date.  The documentation memorializing the New Secured Notes will be contained in the Exit Credit Facility and will include customary representations, warranties, covenants, and indemnities.  In addition to the perfected Liens under the First Lien Loan, the outstanding principal of, and accrued and unpaid interest on, the Tranche A Notes, together with all other amounts owed by Reorganized Aurora relating to the Tranche A Notes, shall also be secured by first priority, perfected Liens in substantially all of the assets of Reorganized Aurora (including any subsidiaries and Affiliates thereof, such as Reorganized HPPC).  In addition to the perfected Liens under the First Lien Loan, the outstanding principal (including all capitalized PIK Interest) of, and accrued PIK Interest not yet capitalized and added to the outstanding principal of, the Tranche B Notes, together with all other amounts owed by Reorganized Aurora relating to the Tranche B Notes, shall also be secured by perfected Liens (subordinate only to the Liens of the Tranche A Notes and the Working Capital Loans of the Exit Credit Facility) in substantially all of the assets of Reorganized Aurora (including any subsidiaries and Affiliates thereof).  The security documents relating to the Liens of the Tranche A Notes and Tranche B New Secured Notes shall contain customary terms and conditions.

(h)           A holder of a New Secured Note or Working Capital Loan shall not be permitted to assign all or any portion of its New Secured Notes or Working Capital Loans, as applicable, to any Person or entity that is acting in the capacity of a “vulture fund.”  The Exit Credit Facility Administrative Agent shall make the determination whether or not a Person is acting in the capacity of a “vulture fund” for this purpose.

6.14.        New Aurora Class A Common Stock.  On the Effective Date (or as soon thereafter as is practicable), Reorganized Aurora shall issue in accordance with the terms of the Plan (including Sections 5.3 and 6.6 hereof), 56 million shares (in the aggregate) of New Aurora Class A Common Stock to the Second Lien Loan Administrative Agent for subsequent distribution on a Pro Rata basis to the Holders of Allowed Second Lien Loan Claims (or such Holder’s affiliate, as provided for in Plan Section 5.3(b)).  As of the Effective Date, such 56 million shares of New Aurora Class A Common Stock to be so distributed shall collectively represent 100% of the outstanding shares of New Aurora Class A Common Stock (subject to dilution on a pari passu basis with all other holders of shares of New Aurora Class A Common Stock upon the issuance of any shares of New Aurora Class A Common Stock issuable upon the exercise of the New Warrants or otherwise by Reorganized Aurora).  Upon the issuance of such shares of New Aurora Class A Common Stock (including, but not limited to, upon the exercise of the New Warrants or otherwise), all such shares of New Aurora Class A Common Stock shall be deemed fully paid and nonassessable.

6.15.        The New Aurora Preferred Stock.

(a)           On the Effective Date (or as soon thereafter as is practicable), Reorganized Aurora shall issue, in accordance with the terms of the Plan (including Sections 5.2 and 6.6 hereof), 32 million shares (in the aggregate) of the New Aurora Preferred Stock to the First Lien Loan Administrative Agent for subsequent distribution on a Pro Rata basis to the Holders of Allowed First Lien Loan Claims (or such Holder’s affiliate, as provided for in Plan Section 5.2(b)).  The New Aurora Preferred Stock issued on such date to each such Holder shall, in the aggregate, represent, as of such date, 100% of the outstanding shares of New Aurora Preferred Stock, subject to no dilution or further issuance of any additional shares of New Aurora Preferred Stock except as expressly provided under Plan Section 6.15(f).  Except as provided by the Utah Revised Business Corporation Act and the Amended and Restated Articles of Incorporation, the shares of New Aurora Preferred Stock shall be non-voting.

(b)           The New Aurora Preferred Stock shall have an initial liquidation preference of $1.00 per share of New Aurora Preferred Stock, for an aggregate initial liquidation preference for all shares of New Aurora Preferred Stock equal to approximately $32 million, and shall rank senior in priority to the shares of New Aurora Class A Common Stock and the New Aurora Class B Common Stock and junior in priority to all indebtedness of Reorganized Aurora.  To the extent then available, the form of the New Aurora Preferred Stock shall be as set forth in the Plan Supplement.

(c)           Neither Reorganized Aurora, nor any holders of New Aurora Class A Common Stock, shall be permitted to approve, any of the following without the prior written approval of holders of at least 66 2/3% of the shares of New Aurora Preferred Stock outstanding:  (i) certain transactions (i.e., mergers or asset sales, etc.); (ii) any changes to the rights, privileges, or preferences of the New Aurora Preferred Stock; (iii) the incurrence by Reorganized Aurora of any secured or unsecured indebtedness (other than indebtedness contemplated hereunder); provided, however, that with respect to unsecured indebtedness, no such approval shall be required to the extent that such unsecured indebtedness is, in the aggregate, less than $500,000; (iv) the issuance of any additional shares of New Aurora Preferred Stock (other than as a dividend on outstanding shares), and the issuance of any equity interests in Reorganized Aurora that would rank senior to, or pari passu with, the New Aurora Preferred Stock as to liquidation preference or as to priority of distributions; (v) any distributions on or redemptions of any shares of the New Aurora Class A Common Stock or the New Aurora Class B Common Stock (other than (A) those expressly permitted in accordance with the terms of the Plan and (B) certain exceptions such as repurchases under employee benefit plans or employment agreements, etc.); (vi) designation of additional directors of the Board of Directors of Reorganized Aurora upon the occurrence of the Triggering Event; and (vii) additional matters as reflected in the Plan Documents, including without limitation, the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws.

(d)           The governing documents of the Reorganized Aurora shall contain customary provisions entitling the holders of the New Aurora Class A Common Stock, the New Aurora Class B Common Stock, and the New Aurora Preferred Stock to receive (i) periodic financial statements, and (ii) reasonable access to the books and records of Reorganized Aurora.

(e)           The New Aurora Preferred Stock shall not be convertible into New Aurora Class A Common Stock, New Aurora Class B Common Stock, or any other equity security of Reorganized Aurora.

(f)           Dividends shall accrue for each share of New Aurora Preferred Stock at a rate of 6% annually on the amount of the liquidation preference for such New Aurora Preferred Stock, payable solely in additional New Aurora Preferred Stock, issuable quarterly.

(g)           Each share of New Aurora Preferred Stock shall be redeemable (i) on a mandatory basis, on the date that is 60 months after the Effective Date; (ii) at the option of the Reorganized Aurora, at any time prior to the redemption date in clause (i) hereof; (iii) on a mandatory basis, upon the refinancing or the payment in full of the obligations under the New Secured Notes; or (iv) on a mandatory basis, upon the occurrence of an event of default under the New Secured Notes, in each case under clauses (i), (ii), (iii) and (iv) hereof, for a Cash redemption price equal to the liquidation preference applicable to such New Aurora Preferred Stock, plus any accrued and unpaid dividends (paid in Cash based on the amount of the liquidation preference that would apply to the shares of New Aurora Preferred Stock that would otherwise be issued to pay such accrued and unpaid dividends); provided, however, that any partial redemptions shall be made on a Pro Rata basis among the holders of the New Aurora Preferred Stock.

(h)           The holders of the New Aurora Preferred Stock shall have no obligation thereunder to make any capital contributions to any of the Reorganized Debtors.

6.16.        Dividends to Preferred and Common Equity Holders of Reorganized Aurora.  Any dividends (other than dividends paid in additional shares of New Aurora Preferred Stock, which shall only be issued to existing holders of New Aurora Preferred Stock) by Reorganized Aurora to its respective equity security holders shall be allocated as follows:

(a)           Until all shares of New Aurora Preferred Stock have been fully redeemed in accordance with the terms of the Amended and Restated Articles of Incorporation or have received aggregate dividends equal to the aggregate liquidation preference plus all accrued and unpaid dividends thereon, dividends to the respective equity security holders of Reorganized Aurora shall be allocated as follows:  (1) 90% to the holders of the New Aurora Preferred Stock and (2) 10% to the holders of the New Aurora Class B Common Stock; and

(b)           After the full redemption of all outstanding shares of New Aurora Preferred Stock or the payment of aggregate dividends to the New Aurora Preferred Stock equal to the aggregate liquidation preference plus all accrued and unpaid dividends thereon, all dividends shall be allocated on a Pro Rata basis to the holders of the New Aurora Class A Common Stock and the New Aurora Class B Common Stock.

6.17.        Management and Director Equity Plan.  Following the Effective Date, the Management and Director Equity Plan may be adopted by Reorganized Aurora.  The terms and conditions of any Management and Director Equity Plan shall be determined by the Board of Directors of Reorganized Aurora.  Shares of New Aurora Class B Common Stock representing the equivalent of up to 10% of the shares of New Aurora Class A Common Stock on a fully-diluted basis that are issued and outstanding upon the Effective Date (not including any shares of New Aurora Class A Common Stock or other such class of equity that would be issuable upon the exercise of the New Warrants) shall be reserved for the issuance under any Management and Director Equity Plan when the Management and Director Equity Plan is adopted by Reorganized Aurora.

6.18.        Registration Rights Agreement.  Following the Effective Date, certain holders of New Aurora Class A Common Stock shall be entitled to require the registration of New Aurora Class A Common Stock under the Securities Act in accordance with the terms of the Registration Rights Agreement.  The Registration Rights Agreement shall be filed as part of the Plan Supplement and shall be executed and delivered by Reorganized Aurora and become effective as of the Effective Date.  The terms of the Registration Rights Agreement shall provide that no registration rights thereunder may be exercised unless all shares of New Aurora Preferred Stock have been fully redeemed.

6.19.        Voting Agreement and the Conversions.

(a)           The Voting Agreement shall:  (i) be filed as part of the Plan Supplement, (ii) be executed and delivered by Reorganized Aurora, the initial holders of the New Aurora Class A Common Stock, and the initial holders of New Aurora Preferred Stock, and (iii) become effective as of the Effective Date.  Following the Effective Date (and subject to Section 6.19(b) hereof), the holders of New Aurora Preferred Stock and New Aurora Class A Common Stock shall take all the appropriate corporate action to approve and effect the Utah Conversion and Delaware Conversion and approve and execute the Reorganized Aurora Limited Liability Company Agreement, all as contemplated by the Voting Agreement.

(b)           Notwithstanding anything to the contrary contained in this Plan, the holders of the New Aurora Preferred Stock and the holders of the New Aurora Class A Common Stock may agree, after the Effective Date, not to undertake the Utah Conversion, the Delaware Conversion, or any other conversion of Reorganized Aurora and to instead keep and maintain the existence of Reorganized Aurora and the New Aurora Preferred Stock, New Aurora Class A Common Stock, and New Aurora Class B Common Stock issued in accordance with Section 6.3 hereof or otherwise hereunder.

(c)           Notwithstanding any such conversions, Reorganized Aurora shall be treated as a corporation for federal income tax purposes, and shall take all other actions necessary or desirable in furtherance of such treatment for federal income tax purposes.

6.20.        No Fractional Shares or Warrants.  No fractional shares of New Aurora Class A Common Stock or New Aurora Preferred Stock, or New Warrants to acquire any fractional shares of New Aurora Class A Common Stock, shall be issued or distributed under the Plan or the Exit Credit Facility.  Whenever any distribution to a particular Person would otherwise call for the distribution of a fraction of a share of New Aurora Class A Common Stock or New Aurora Preferred Stock or of a New Warrant to acquire any fractional share of New Aurora Class A Common Stock, the actual distribution of shares of such stock or warrant shall be rounded down to the next lower whole number.  The total number of shares of New Aurora Class A Common Stock or New Aurora Preferred Stock or New Warrants to be distributed to a Class of Claims or in connection with the Exit Credit Facility (as applicable) shall be adjusted as necessary to account for this rounding.  No consideration shall be provided in lieu of any fractional shares of New Aurora Class A Common Stock, New Aurora Preferred Stock, or New Warrants that are rounded down.

6.21.        Restrictions on Transfer.

(a)           For a period of 25 months after the Effective Date, the New Aurora Preferred Stock may not be sold, transferred, pledged, or assigned without the approval of the holders of a majority of the New Aurora Class A Common Stock.  After such 25-month period following the Effective Date, there shall be no restrictions on the transfer of the New Aurora Preferred Stock other than with respect to compliance with applicable laws.

(b)           For a period of 25 months after the Effective Date, the New Aurora Common Stock may not be sold, transferred, pledged, or assigned without the approval of the holders of a majority of the New Aurora Preferred Stock.  After such 25-month period following the Effective Date, there shall be no restrictions on the transfer of the New Aurora Common Stock other than with respect to compliance with applicable laws.

6.22.        De Minimis Distributions.  No Debtor, Reorganized Debtor, or any disbursing agent or transfer agent retained by the Reorganized Debtors pursuant to Plan Section 6.5(b) shall distribute any Cash to the Holder of an Allowed Claim if the amount of Cash to be distributed on account of such Claim is less than $5.  Any Holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $5 shall have its Claim and its right to any such distribution discharged, and shall be forever barred from asserting any such claim against, or interest in, the Reorganized Debtors or their respective property.  Any Cash not distributed pursuant to this Section 6.22 shall be the property of the Reorganized Debtors, free of any restrictions thereon, and any such Cash held by any disbursing agent or transfer agent retained by the Reorganized Debtors pursuant to Plan Section 6.5(b) shall be returned to the Reorganized Debtors.

6.23.        Withholding and Reporting Requirements.  In connection with this Plan and all instruments issued in connection herewith and distributed hereunder, the Debtors, the Reorganized Debtors, any disbursing agent or transfer agent retained by the Reorganized Debtors pursuant to Plan Section 6.5(b), and the Administrative Agents, as the case may be, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding and reporting requirements.

6.24.        Non-Debtor Intercompany Claims.  All Non-Debtor Intercompany Claims shall be reviewed by the Reorganized Debtors and (without the need for any such entities to file a Proof of Claim) adjusted, continued, or discharged as the Reorganized Debtors determine as appropriate, taking into account, among other things, the distribution of consideration under the Plan and the economic condition of the Reorganized Debtors and their non-Debtor subsidiaries and Affiliates.

6.25.        Direction to Parties.  From and after the Effective Date, the Reorganized Debtors may apply to the Bankruptcy Court for an order directing any necessary party to execute or deliver or to join in the execution or delivery of any instrument required to effect a transfer of property dealt with by the Plan, and to perform any other act, including the satisfaction of any Lien, that is necessary for the consummation of the Plan, pursuant to Bankruptcy Code § 1142(b).

6.26.        Setoffs.  The Debtors shall, pursuant to Bankruptcy Code § 553, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim, all claims, rights, and Causes of Action of any nature that the Debtors may hold against the Holder of such Allowed Claim that are not otherwise waived, released, or compromised in accordance with the Plan; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim shall constitute a waiver or release by the Debtors of any such claims, rights, and Causes of Action that either of the Debtors may possess against such Holder.

6.27.        Waiver of Avoidance Claims; Preservation of All Other Causes of Action.

(a)           As of and subject to the Effective Date, all of the Debtors’ and the Estates’ Avoidance Claims other than those against (i) Frontier Energy, L.L.C. or (ii) Lawson & Kidd, LLP or its principals or any related Person (solely to the extent that the Lawson & Kidd Payment is not paid by Lawson & Kidd, LLP on or prior to the Effective Date) shall be deemed to have been, and shall be, released and/or waived, and all parties shall hereby be enjoined from instituting and presenting in the name of the Debtors, or otherwise, any or all proceedings in order to collect, assert, or enforce any such Avoidance Claim of any kind; provided, however, that if the Confirmation Order is vacated or revoked, all Avoidance Claims shall be deemed reinstated automatically, with the same force and effect as if the Avoidance Claims never had been released and/or waived hereunder, without the need for any action to be taken by the Debtors or any other party.  In addition, all parties shall hereby be enjoined from instituting and presenting in the name of the Debtors or the Estates any objections to Claims under Bankruptcy Code § 502(d) on account of such released and waived Avoidance Claims.

(b)           Except as otherwise set forth in the Plan (including, without limitation, Article IX and Section 6.27(a) hereof), in accordance with Bankruptcy Code § 1123(b), as of the Effective Date, the Reorganized Debtors shall retain all Causes of Action (including, without limitation, actions that could be brought under Bankruptcy Code § 542 or 543) other than with respect to any Avoidance Claims that are waived, and shall have the power, subject to any applicable releases and/or waivers contained in the Plan, (i) to institute and present in the name of the Debtors, or otherwise, all proceedings that they may deem proper in order to collect, assert, or enforce any claim, right, or title of any kind in or to either of the Debtors’ Assets or to avoid any purported Lien, and (ii) to defend and compromise any and all actions, suits, or proceedings in respect of such Assets.  Without limiting the generality of the foregoing, in the event that the Lawson & Kidd Payment is not made by Lawson & Kidd, LLP on or prior to the Effective Date, the Debtors shall transfer to the Reorganized Debtors all of their right, title, and interest to any and all claims or causes of action that the Debtors or the Estates may have against Lawson & Kidd, LLP or its principals or any related Person.

6.28.        Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims.  The classification and treatment of Allowed Claims under the Plan shall take into consideration all Allowed Secondary Liability Claims.  On the Effective Date, Allowed Secondary Liability Claims shall be treated as follows:

(a)           The Allowed Secondary Liability Claims arising from or related to either Debtors' joint or several liability for the obligations under any (a) Allowed Claim that is being Reinstated under the Plan or (b) Executory Contract that is being assumed or deemed assumed by the other Debtor or Reorganized Debtor shall be Reinstated.

(b)           Holders of all other Allowed Secondary Liability Claims shall be entitled to only one distribution from the Debtors, which distribution shall be as provided in the Plan in respect of such underlying Allowed Claim, and which Allowed Secondary Liability Claim (as well as the underlying Allowed Claim) shall be deemed satisfied in full by the distributions on account of the related underlying Allowed Claim.  No multiple recovery on account of any Allowed Secondary Liability Claim (including, but not limited to, on account of any Claim based on any of the Guarantees or any guarantee related to an Executory Contract) shall be provided or permitted in excess of the Allowed Claim.

6.29.        Plan Supplement.  The Plan Supplement shall be filed with the Bankruptcy Court within the time established by the order of the Bankruptcy Court approving the Disclosure Statement or other applicable order of the Bankruptcy Court.  The Plan Supplement shall include (unless previously filed or not then yet available) the respective draft forms of the Amended and Restated Articles of Incorporation; the Amended and Restated Bylaws; the Amended and Restated LLC Agreement; the Registration Rights Agreement; the Voting Agreement (to the extent applicable in accordance with Section 6.19(b) hereof); and, to the extent then available, the draft forms of any documents memorializing the New Warrants or the terms and conditions of the New Aurora Preferred Stock, the New Aurora Class A Common Stock, or the New Aurora Class B Common Stock.  The Debtors may also include in the Plan Supplement a draft form of an Exit Credit Facility, the New Secured Notes, and the Working Capital Loans Notes, but only if and to the extent that such drafts are available as of the date of the filing of the Plan Supplement.  The Plan Supplement may also include revised or updated lists of the Executory Contracts identified as “to be rejected” under the Plan (if any).  The draft forms, summaries, lists, and schedules so set forth in the Plan Supplement may be amended, modified, or supplemented from time to time after the filing of the Plan Supplement.  Upon its filing, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court or its designee during normal business hours.  Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to the Claims Agent or through the Claims Agent’s website, http://www.donlinrecano.com/aurora, or through the Bankruptcy Court’s website, http://www.miwb.uscourts.gov/.

6.30.        Allocation of Distributions.  All distributions paid to Holders of Allowed Claims in satisfaction thereof pursuant to this Plan shall be allocated first to the original principal amounts of such Claims (as determined for federal income tax purposes), and, second, to the portion of such Claims representing interest (as determined for federal income tax purposes) and any excess thereafter shall be allocated to the remaining portion of such Claims.

6.31.        Distribution Limitations.  Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made on account of any Claim, or part thereof, (i) that is not an Allowed Claim or (ii) that has been avoided or is subject to any objection.  The sum total of the value of the distributions to be made on the Initial Distribution Date to all Claims in a particular Class (if any) shall not exceed the aggregate amount of the Allowed Claims in such Class (if any), and the distribution to be made to each individual Holder of an Allowed Claim shall not exceed the amount of such Holder’s Allowed Claim.

6.32.        Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims.  Distributions under the Plan to each Holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the Holder thereof under any pertinent insurance policies and applicable law.  Nothing in this Section 6.32 shall constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities that any entity may hold against the Debtors’ or the Reorganized Debtors’ insurance carriers.

6.33.        Distributions by Reorganized Aurora of Proceeds from the Sale of Assets.  The net Cash proceeds from the sale of any assets of the Reorganized Aurora, as well as any amount to be paid (whether voluntary or involuntary), shall be applied as follows:

(a)           First, to the Pro Rata payment of (i) all fees, costs, expenses and other obligations payable to the administrative agent and the collateral agent, if any, under the New Secured Notes and (ii) to the extent that the Working Capital Loans are subscribed by at least one First Lien Loan Lender, all fees, costs, expenses and other obligations payable to the Exit Credit Facility Administrative Agent and the collateral agent, if any, under the Exit Credit Facility;

(b)           Second, to the Pro Rata payment of (i) the Tranche A Notes in the following order of priority:  (A) accrued and unpaid interest, (B) principal amount outstanding, and (C) any other obligation payable in respect of the Tranche A Notes and (ii) to the extent that the Working Capital Loans are subscribed by at least one First Lien Loan Lender, the Working Capital Loans in the following order of priority:  (A) accrued and unpaid interest, (B) principal amount outstanding, (C) premium in respect of the principal amount, and (D) any other obligation payable in respect of the Working Capital Loans;

(c)           Third, to the extent that the Working Capital Loans are subscribed exclusively by the Second Lien Loan Lenders, to the payment of all fees, costs, expenses and other obligations payable to the Exit Credit Facility Administrative Agent, and any collateral agent under the Exit Credit Facility;

(d)           Fourth, to the extent that the Working Capital Loans are subscribed exclusively by the Second Lien Loan Lenders, to the payment of the Working Capital Loans in the following order of priority:  (i) accrued and unpaid interest, (ii) principal amount outstanding, (iii) premium in respect of the principal amount, and (iv) any other obligation payable in respect of the Working Capital Loans; and

(e)           Fifth, to the payment of the Tranche B Notes in the following order of priority:  (i) accrued PIK Interest not yet capitalized and added to the principal, (ii) principal amount outstanding (including capitalized and added PIK Interest), and (iii) any other obligation payable in respect of the Tranche B Notes.

6.34.        Implementation of Settlement.  The Plan incorporates and implements a compromise and settlement reached by and among (i) the First Lien Loan Lenders and the Second Lien Loan Lenders, (ii) the Creditors Committee, (iii) NW Bank, and (iv) the Debtors.  Specifically, the distributions to be provided for in the Plan to Holders of Allowed Claims in Class 2A and Class 2B represent the negotiated distributions as set forth in an agreement-in-principle reached between the Debtors and the First Lien Loan Lenders and the Second Lien Loan Lenders.  In addition, the distributions to be provided for in the Plan to Holders of Allowed Claims in Class 2D, Class 3A, and Class 3B represent the distributions negotiated with the Creditors Committee and NW Bank, respectively.

6.35.        “Change of Control” Provisions.  Notwithstanding anything to the contrary that may be contained in the Plan or the Confirmation Order, any insurance policy, any of the Credit Facilities, the NW Bank Agreements, any Executory Contract, or other contract or agreement to which either of the Debtors is a party, the transactions to be consummated in accordance with this Plan shall not create, or be deemed to create, any claim or right in connection therewith, upon a “Change of Control” or similar term, as such term may be defined or utilized in any of the Credit Facilities, the NW Bank Agreements, or in any Executory Contract, contract, or agreement to which either of the Debtors is a party; provided, however, that to the extent the Management Transition Services Agreements are not entered into by, and binding upon, the Debtors and/or the Reorganized Debtors, the “change of control” provisions in the respective employment agreements of Rebecca Abbott, Jeffrey Deneau, William Deneau, John Hunter, and Barbara  Lawson shall not be affected, modified, or in any way impaired by this Section 6.36 of the Plan.

6.36.        United States Trustee’s Fees.  The Reorganized Debtors shall be responsible for timely payment of fees incurred pursuant to 28 U.S.C. § 1930(a)(6).  After confirmation of the Plan, the Reorganized Debtors shall file with the Bankruptcy Court and the United States Trustee a quarterly post-confirmation report, in the format specified by the United States Trustee, for each quarter that these Cases remain open.  The United States Trustee quarterly fee shall be calculated on all disbursements made by the Reorganized Debtors, whether pursuant to the Plan or not, until the Cases are closed, converted to Chapter 7, or dismissed.  The Bankruptcy Court shall retain jurisdiction to decide any post-confirmation dispute concerning such quarterly fees.

ARTICLE VII

EXECUTORY CONTRACTS

7.1.           Assumption or Rejection of Executory Contracts.  As of the Confirmation Date, but subject to the occurrence of the Effective Date, all of the Debtors’ Executory Contracts (including, without limitation, those Executory Contracts identified as “to be assumed” on the list attached as Exhibit D to the Disclosure Statement, as such list may be revised and included in the Plan Supplement or otherwise) shall be deemed assumed by the applicable Debtors and retained by the applicable Reorganized Debtors in accordance with the provisions and requirements of Bankruptcy Code §§ 365 and 1123, except those Executory Contracts that (i) have previously been rejected by an order of the Bankruptcy Court, (ii) are the subject of a motion to reject pending on the Confirmation Date, (iii) are identified as “to be rejected” on the list attached as Exhibit E to the Disclosure Statement (as such list may be revised and included in the Plan Supplement or otherwise), or (iv) are otherwise rejected pursuant to the terms of the Plan.  Rejection of the Executory Contracts at issue in clauses (iii) and (iv) in the immediately preceding sentence shall be effective as of the Confirmation Date, subject to the occurrence of the Effective Date.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections (as applicable) pursuant to Bankruptcy Code §§ 365(a) and 1123, subject to the occurrence of the Effective Date.  The listing of a document on either Exhibit D or Exhibit E to the Disclosure Statement (as either such list may be revised and included in the Plan Supplement or other otherwise) shall not constitute an admission by the Debtors that such document is an executory contract or unexpired lease or that the Debtors have any liability thereunder.  Each Executory Contract assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as may be modified by (i) the provisions of the Plan, (ii) the Confirmation Order or any other applicable order of the Bankruptcy Court approving and authorizing its assumption, or (iii) applicable federal law.  The Debtors shall retain the right at all times prior to the Effective Date to (a) assume any additional or other Executory Contract(s) not specifically identified on the list thereof attached as Exhibit D to the Disclosure Statement (or as such list may be revised and included in the Plan Supplement or otherwise) as “to be assumed” (including, without limitation, any Executory Contracts currently identified on Exhibit E to the Disclosure Statement as “to be rejected”), or (b) reject any additional or other Executory Contract(s) not specifically identified on the list thereof attached as Exhibit E to the Disclosure Statement (or as such list may be revised and included in the Plan Supplement or otherwise) as “to be rejected” (including, without limitation, any Executory Contracts currently identified on Exhibit D to the Disclosure Statement as “to be assumed”), in each case upon providing notice to the non-Debtor party thereto.  Without limiting the effect of this Plan Section 7.1, Exhibits D and E to the Disclosure Statement contain schedules of all known Executory Contracts currently anticipated to be either assumed or rejected under this Plan, respectively (as such schedules may be revised and included in the Plan Supplement or otherwise), subject to the Debtors’ right to determine at any time subsequently, on or prior to the Effective Date, including, without limitation, as may be set forth in the Plan Supplement, to either assume or reject any Executory Contracts or to include additional Executory Contracts to be either (a) assumed under the Plan or (b) rejected under the Plan, in each case upon providing notice to the non-Debtor party thereto.

7.2.           Cure of Defaults of Assumed Executory Contracts.  Any monetary amounts by which each Executory Contract to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to Bankruptcy Code § 365(b)(1), by payment of any default amount (as such amount has been agreed upon by the Reorganized Debtors or, in the event of a dispute regarding such default amount, as such amount has been determined by an order of the Bankruptcy Court) in Cash by the latest of (i) the Effective Date (or as soon thereafter as is practicable), (ii) in the event of a dispute regarding the default amount, within 30 days of the entry of an order of the Bankruptcy Court establishing such default amount, (iii) the date of an order of the Bankruptcy Court (or as soon thereafter as is practicable) approving and authorizing the assumption or assignment of an Executory Contract not otherwise assumed or rejected pursuant to the terms of the Plan, or (iv) on such other terms as the parties to such Executory Contracts may otherwise agree.  Notwithstanding the foregoing, in the event of a dispute regarding:  (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code § 365) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption (each an “Assumption Dispute”), the cure payments required by Bankruptcy Code § 365(b)(1) shall be made following the entry of a Final Order resolving the Assumption Dispute and approving the assumption; provided, however, that (a) in the event the Bankruptcy Court determines that the actual cure payment owed to a particular non-Debtor party to an Executory Contract exceeds the proposed cure amount as set forth in the notice to be provided by the Debtors pursuant to Section 7.3 hereof and as set forth on Exhibit D to the Disclosure Statement, or (b) the Debtors and the applicable non-Debtor party involved in any Assumption Dispute cannot otherwise consensually resolve such Assumption Dispute prior to the Effective Date, the Debtors may reject the Executory Contract at issue pursuant to Bankruptcy Code § 365 rather than paying the disputed cure amount, by presenting a proposed order to the Bankruptcy Court for such rejection, without any other or further notice.  In the event any Executory Contract is so rejected, the non-Debtor party thereto shall be entitled to file a Proof of Claim pursuant to Plan Section 7.4, which Claim shall be classified pursuant to Plan Section 7.5, but shall not be entitled to any other or further Claim or relief from either of the Debtors or the Reorganized Debtors.

7.3.           Notice of Proposed Cure Amount and Objection Deadline.  The Debtors shall provide notice to the non-Debtor party to all known Executory Contracts to be assumed of (i) the proposed default amount owed (if any) under the applicable Executory Contract and (ii) the last date by which such non-Debtor party may file an objection or other response with respect to such proposed default amount.  Any non-Debtor party that fails to object or otherwise respond in a timely manner to such notice of the proposed default amount owed shall be deemed to have consented to such proposed amount and to the proposed assumption by the Debtors of the applicable Executory Contract, and may not receive any other or additional distribution or consideration from the Debtors, the Estates, the Reorganized Debtors, or the Assets, or otherwise seek recourse against, the Debtors, the Estates, the Reorganized Debtors, or any of the Assets that are to be distributed under the terms of the Plan, beyond such proposed amount owed.

7.4.           Rejection Claims.

(a)           Each non-Debtor party to any Executory Contract rejected under and pursuant to this Article VII shall be entitled to file, not later than 30 days after the entry of the Confirmation Order (the “Plan Rejection Bar Date”), a Proof of Claim against the applicable Debtor for alleged Rejection Claims.  If no such Proof of Claim for a Rejection Claim is timely filed against the applicable Debtor, any such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, or their respective Estates or Assets.  Objections to any such Proof of Claim shall be filed not later than 90 days after such Proof of Claim is filed (subject to any potential further extensions of such date as so ordered and approved by the Bankruptcy Court), and the Bankruptcy Court shall decide any such objections.  Distributions (if any) in respect of such Claims (consistent with the distributions to be received by Holders of other Claims in the Class into which such Claims fall, as determined by Section 7.5 hereof) shall be made not earlier than the later of (a) 30 days after the expiration of the 90-day period (as such period may be extended by order of the Bankruptcy Court) for filing an objection in respect of any Proof of Claim filed pursuant to this Section 7.4 and (b) 30 days after the Claim has been Allowed by a Final Order of the Bankruptcy Court, provided that no such distribution shall be made before the Effective Date.

(b)           Notwithstanding anything to the contrary herein, the Plan Rejection Bar Date shall apply only to Rejection Claims with respect to those Executory Contracts that are rejected under and pursuant to the Plan.  Any Holder of a Rejection Claim for an Executory Contract that is not rejected pursuant to this Plan, but whose Rejection Claim instead arises under an Executory Contract that either has already been rejected by an order of the Bankruptcy Court or is the subject of a separate motion to reject pending on the Confirmation Date, must file a Proof of Claim for such Rejection Claim by the date provided in any order relating to such Rejection Claim.

7.5.           Classification of Rejection Claims.  Except as otherwise provided under the Plan, any Rejection Claims (a) against Aurora shall be treated as Class 3A Claims and (b) against HPPC shall be treated as Class 3B Claims, in each instance to the extent they are Allowed Claims.

7.6.           Reinstatement of Allowed Secondary Liability Claims Arising From or Related to Executory Contracts Assumed by the Debtors.  On the Effective Date, in accordance with Section 6.28 hereof, any Allowed Secondary Liability Claim arising from or related to either Debtor’s joint or several liability for the obligations under or with respect to:  (a) any Executory Contract that is being assumed or deemed assumed pursuant to Bankruptcy Code § 365 by the other Debtor or Reorganized Debtor or (b) a Reinstated Claim shall be Reinstated.  Accordingly, such Allowed Secondary Liability Claims shall survive and be unaffected by the entry of the Confirmation Order.

7.7.           Insurance Policies.

(a)           All insurance policies of the Debtors (including, without limitation, the Directors & Officers Liability Insurance Policies) providing coverage to the Debtors and/or the Debtors’ current or former directors, officers, stockholders, agents, employees, representatives, predecessors, and others for conduct in connection in any way with the Debtors, their assets, liabilities, and/or operations, to the extent such policies are Executory Contracts, shall be deemed assumed by the applicable Debtors as of the Confirmation Date.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to Bankruptcy Code §§ 365 and 1123 or otherwise.  Each insurance policy assumed pursuant to this Article VII shall revest in, and be fully enforceable by, the respective Reorganized Debtor in accordance with its terms, except as may be modified by (i) the provisions of the Plan, (ii) any order of the Bankruptcy Court approving and authorizing its assumption, or (iii) applicable federal law.

(b)           Notwithstanding anything provided herein to the contrary, the Plan shall not be deemed in any way to diminish or impair the enforceability of any insurance policies that may cover claims against either of the Debtors and/or the Debtors’ current or former directors, officers, stockholders, agents, employees, representatives, predecessors or any other Person (including, without limitation, the Directors & Officers Liability Insurance Policies).  Any failure by the Debtors to list any particular insurance policy on any schedule of Executory Contracts to be assumed under the Plan the Debtors may file in these Cases (either contained in the Disclosure Statement, including, without limitation, Exhibit D thereto, the Plan Supplement, or otherwise) shall not in any way impair the Debtors’ ability to assume such policy, and instead, any and all such policies shall still be assumed in accordance with this Section 7.7.

7.8.           Existing Stock Option Plans.  Subject to the Plan’s becoming effective on the Effective Date pursuant to Section 8.2 hereof, the Existing Stock Option Plans shall not be assumed by Reorganized Aurora on the Effective Date, but shall instead be cancelled and deemed terminated and of no force and effect as of the Effective Date.

7.9.           Oil and Gas Leases.  Notwithstanding any other provision of the Plan, the Debtors' oil and gas leases shall not constitute nor be considered executory contracts or unexpired leases under Bankruptcy Code §§ 365 or 1123 for any purpose under this Plan or otherwise in connection with these Cases.  Any Claims asserted under these oil and gas leases that arose as of the Petition Date shall constitute Class 3A Claims, and any such Claims that arose after the Petition Date shall constitute Administrative Claims, and in each instance shall be subject to all rights, defenses, and potential disputes and objections of the Debtors with respect thereto.

7.10.         Executory Contracts Entered Into After the Petition Date.  Executory Contracts entered into after the Petition Date by either Debtor (including the Management Transition Services Agreements) may be performed by the Debtor or the Reorganized Debtor liable thereunder in accordance with the terms and subject to the conditions of such Executory Contract(s) in the ordinary course of business.  Accordingly, such Executory Contracts shall survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS

8.1.           Conditions to Confirmation.  Confirmation of the Plan shall not occur unless and until the following conditions have been (i) satisfied or (ii) waived or modified pursuant to Plan Section 8.3:  (a) the Bankruptcy Court shall have entered an order approving the Disclosure Statement as containing adequate information pursuant to Bankruptcy Code § 1125, and such order shall not have been reversed, stayed, amended, or modified in any manner adverse to the Debtors or their Estates, and (b) the Confirmation Order shall be acceptable, in form and substance, to the Debtors and the Administrative Agents.

8.2.           Conditions to Effectiveness.  Notwithstanding any other provision of the Plan or the Confirmation Order, the Effective Date shall not occur, and the Plan shall not be binding on any Person, unless and until each of the following conditions has been (a) satisfied or (b) waived or modified pursuant to Plan Section 8.3:

(a)           The Confirmation Order (i) shall have been entered on the docket by the Clerk of the Bankruptcy Court in form and substance acceptable to the Debtors and the Administrative Agents and (ii) shall not have been reversed, stayed, amended, or modified in any manner adverse to the Debtors or their Estates;

(b)           The Plan Documents and all other documents provided for under, and reasonably necessary to effectuate the (i) terms of, and (ii) actions contemplated under, the Plan, shall be in form and substance acceptable to the Debtors and the Administrative Agents, and shall have been executed and delivered by the parties thereto, unless such execution or delivery has been waived in writing by the parties benefited by such documents; provided, however, neither (i) the execution and delivery of the New Warrants, or any form of agreement annexed thereto, by the holder thereof, nor (b) the execution and delivery of any documents establishing the terms and conditions of a Management and Director Equity Plan, shall be a condition to the occurrence of the Effective Date.  The Plan Documents to which the condition in this sub-paragraph (b) refers include, but are not limited to, the following documents:

(1)           the Amended and Restated Articles of Incorporation, the Amended and Restated By-Laws, and the Amended and Restated LLC Agreement;

(2)           the Exit Credit Facility and the Exit Credit Facility Guarantee, the New Secured Notes, the Working Capital Loans Notes, and any document memorializing the New Aurora Preferred Stock, and all instruments, certificates, guarantees, agreements, and documents contemplated by Plan Sections 6.13, 6.17, and 6.18;

(3)           the Registration Rights Agreement; and

(4)           the Voting Agreement (to the extent applicable in accordance with Section 6.19(b) hereof).

(c)           all conditions precedent to the consummation of, and the funding obligation under, the Exit Credit Facility shall have been satisfied or waived in accordance with the terms thereof;

(d)           the Amended and Restated Articles of Incorporation and the Amended and Restated LLC Agreement shall have been adopted and duly filed (if required by applicable law) with the applicable authority of each Reorganized Debtor’s jurisdiction of incorporation or formation in accordance with such jurisdiction’s state corporate or limited liability company laws (as applicable);

(e)           the new respective Board of Directors and Board of Managers of the Reorganized Debtors (as applicable) shall have been appointed; and

(f)           all authorizations, consents, and regulatory approvals required (if any) in connection with the effectiveness of this Plan shall have been obtained.

If the Effective Date (i) does not occur for any reason within 90 days following the entry of the Confirmation Order, unless such time period is extended by the Debtors with the consent of the Administrative Agents, or (ii) if on or before 90 days following the entry of the Confirmation Order, either (a) the Debtors determine, or (b) the Bankruptcy Court determines in a Final Order, that one or more of the conditions to effectiveness set forth in Plan Section 8.2 will not be satisfied within such 90-day period, then the Plan and the Confirmation Order shall immediately, upon such applicable date, be deemed null and void and, in such event, nothing contained herein or therein shall be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings (whether or not such proceedings involve either of the Debtors).  If the Confirmation Order is reversed, vacated, or revoked on appeal or otherwise by a court of competent jurisdiction, the Plan shall be null and void ab initio in all respects, and, without limiting the generality of the foregoing, nothing contained in the Plan or the Disclosure Statement shall:  (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (ii) prejudice in any manner the rights of the Debtors; (iii) constitute an admission, acknowledgement, offer, or undertaking by the Debtors in any respect; or (iv) affect or impair, in any way, any and all Claims against the Debtors, any and all claimed contractual subordination rights and claims between or among the Holders of Claims against the Debtors, and any and all rights and claims between or among holders of Claims relating in any manner to distributions on account of Claims against the Debtors based upon any claimed contractual subordination rights.

8.3.           Waiver or Modification of Conditions.  The Debtors may with the consent of the Administrative Agents, but shall have no obligation to, waive or modify in writing, at any time, any of the conditions set forth in this Article VIII, without notice, without leave of or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan.  The failure to (a) satisfy or (b) waive or modify any such condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such conditions to be (a) satisfied or (b) waived or modified.

ARTICLE IX

TITLE TO PROPERTY AND RELEASES

9.1.           Vesting of Property.  Except as otherwise provided in the Plan or the Confirmation Order, upon the Effective Date, but retroactive to the Confirmation Date, (a) the Reorganized Debtors shall continue to exist as separate legal entities with all the powers of corporations and/or limited liability companies (as applicable) under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law, and (b) all Assets of the respective Debtors (including, but not limited to, Aurora’s equity interests in HPPC and the Debtors’ respective interests in any non-Debtor subsidiary or Affiliate (to the extent that any such non-Debtor subsidiary or Affiliate has not been dissolved, sold, or otherwise transferred under applicable law prior to the Effective Date), but not including the NW Bank Note Collateral or the NW Bank Deposit Account Advance Collateral, both of which shall be transferred to the Holder of the Allowed Class 2D Claim, subject to the terms and conditions of the Plan, including Section 4.4(b) hereof), wherever situated, shall vest in the applicable Reorganized Debtor, subject to the provisions of the Plan and the Confirmation Order.  Thereafter, each Reorganized Debtor may operate its business, incur debt and other obligations in the ordinary course of its business, and may otherwise use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and the Bankruptcy Court.  After the Effective Date, but retroactive to the Confirmation Date, all property retained by the Reorganized Debtors pursuant hereto shall be free and clear of all Claims, debts, Liens, security interests, obligations, encumbrances, and interests of Creditors and Interest Holders of the Debtors and all other Persons, except for (i) as is contemplated by or provided in the Plan or the Confirmation Order; (ii) the obligation to perform according to the Plan and the Confirmation Order; and (iii) the respective Claims, debts, Liens, security interests, encumbrances, and interests (a) of those Holders of (1) Allowed Class 2C Claims whose Secured Claims the applicable Debtor elects to Reinstate pursuant to Plan Section 4.3 (as opposed to the applicable Debtor’s electing to (A) pay the amount of such Allowed Class 2C Claim in full, (B) return the underlying collateral to such Class 2C Creditor, or (C) otherwise satisfy such Allowed Claim in a manner provided for under Section 4.3 of the Plan), or (2) the NW Bank LCs Collateral (subject to the limitations set forth in Section 4.4(c) of the Plan), or (b) arising in connection with the Exit Credit Facility (including, without limitation, the New Secured Notes and the Working Capital Loans Notes) and the Exit Credit Facility Guarantee.

9.2.           Discharge and Injunction.  Pursuant to Bankruptcy Code § 1141(b) or otherwise, except as may otherwise be provided herein or in the Confirmation Order, upon the occurrence of the Effective Date, the rights afforded and the payments and distributions to be made under this Plan shall be in complete exchange for, and in full and unconditional settlement, satisfaction, discharge, and release of, any and all existing debts, Claims, and Interests of any kind, nature, or description whatsoever against the Debtors or any of the Debtors’ Assets or other property, and shall effect a full and complete release, discharge, and termination of all Liens, security interests, or other Claims, interests, or encumbrances upon all of the Debtors’ Assets and property.  No Creditor or Interest Holder of the Debtors nor any other Person may receive any distribution from the Debtors, the Estates, the Reorganized Debtors, or the Assets, or seek recourse against, the Debtors, the Estates, the Reorganized Debtors, or any of the Assets that are to be distributed under the terms of the Plan, except for those distributions expressly provided for under the Plan.  All Persons are precluded from asserting, against any property that is to be distributed under the terms of the Plan, any Claims, Interests, obligations, rights, Causes of Action, liabilities, or equity interests based upon any act, omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, other than as expressly provided for in the Plan or the Confirmation Order, whether or not (a) a Proof of Claim or Proof of Interest based upon such debt or Interest (as applicable) is filed or deemed filed under Bankruptcy Code § 501; (b) a Claim or Interest based upon such debt or Interest (as applicable) is allowed under Bankruptcy Code § 502; or (c) the Holder of a Claim or Interest based upon such debt or Interest (as applicable) has accepted the Plan, is deemed to have accepted the Plan under Bankruptcy Code § 1126(f), or is deemed to have rejected the Plan under Bankruptcy Code § 1126(g).  Except as otherwise provided in the Plan or the Confirmation Order with respect to a Claim that is expressly Reinstated under the terms and conditions of the Plan, all Holders of Claims and Interests arising prior to the Effective Date shall be permanently barred and enjoined from asserting against the Debtors, the Estates, the Reorganized Debtors, their successors, or the Assets, any of the following actions on account of such Claim or Interest: (a) commencing or continuing in any manner any action or other proceeding on account of such Claim or Interest against property to be distributed under the terms of the Plan, other than to enforce any right to distribution with respect to such property under the Plan; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against any of the property to be distributed under the terms of the Plan, other than as permitted under subclause (a) above; (c) creating, perfecting, or enforcing any Lien or encumbrance against any property to be distributed under the terms of the Plan; (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors or the Reorganized Debtors, the Assets or any other property of the Debtors or the Reorganized Debtors, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and (e) acting or proceeding in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan.

9.3.           No Waiver of Discharge.  Except as otherwise specifically provided herein, nothing in this Plan shall be deemed to waive, limit, or restrict in any way the discharge granted to the Debtors upon Confirmation of the Plan by Bankruptcy Code § 1141.

9.4.           Post-Consummation Effect of Evidences of Claims or Interests.  Except as otherwise expressly set forth in this Plan (including, without limitation, Plan Sections 4.5 and 6.2), any and all notes, stock certificates, and/or other evidences of Claims against, or Interests in, either of the Debtors shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan, if any, and shall otherwise be cancelled and of no force and effect as of the Effective Date.

9.5.           Term of Injunctions or Stays.  Unless otherwise provided for in this Plan or the Confirmation Order, or any other Final Order of the Bankruptcy Court, all injunctions or stays provided for in these Cases pursuant to Bankruptcy Code § 105, § 362, or otherwise, and in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date.

9.6.           Releases by Holders of Claims and Interests.

(a)           Except as otherwise provided herein, as of the Effective Date, each Non-Debtor Releasing Party, in consideration of the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, the New Aurora Preferred Stock, the New Aurora Class A Common Stock, the Exit Credit Facility (including the New Secured Notes and the Working Capital Loans Notes), the New Warrants, and other contracts, instruments, releases, agreements, and documents to be executed and delivered in connection with the Plan, and in consideration of (i) the efforts of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan and (ii) certain of the Released Parties’ agreeing to have their claims under their change-of-control agreements treated in the manner set forth in the Management Transition Services Agreements and/or making the Lawson & Kidd Payment (as applicable), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Released Parties from any and all claims, obligations, rights, Causes of Action, or liabilities (including, but not limited to, any claims arising out of, or relating to, any alleged fiduciary or other duty; any alleged violation of any federal or state securities law or any other law relating to creditors’ rights generally; any of the Released Parties’ or the Non-Debtor Releasing Parties’ ownership of any securities of either of the Debtors; or any derivative claims asserted on behalf of a Debtor), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Non-Debtor Releasing Party ever had, now has, or may have that are based in whole or in part on any act, omission, transaction, or occurrence from the beginning of time through and including the Effective Date in any way relating to the Debtors, these Cases and the commencement thereof, or the Plan; the Disclosure Statement; the Plan Documents; the formulation, negotiation, preparation, dissemination, implementation, and/or administration of the Plan, the Disclosure Statement, and the Plan Documents; the confirmation and consummation of the Plan; the subject matter of, or the transactions or events giving rise to, any Claim or Interest of such Non-Debtor Releasing Party, any security previously issued by either of the Debtors, and any and all claims based upon or arising out of such actions or omissions shall be forever and completely waived and released by the Non-Debtor Releasing Parties; provided, however, this Section 9.6(a) shall not release, and the Non-Debtor Releasing Parties do not waive the right to enforce, the Debtors’ or the Reorganized Debtors’ duties, obligations, covenants, and agreements under (a) the Plan, (b) any settlement agreement approved by the Bankruptcy Court in these Cases, (c) the Assumed Contracts, or (d) the Plan Documents to be delivered under the Plan; provided further, however, that the release set forth in this Section 9.6(a) is in addition to the discharge of Claims and termination of Interests provided in this Plan and under the Confirmation Order and the Bankruptcy Code; and provided further, however, that nothing in this Section 9.6(a) shall be deemed to assert or imply any admission of liability on the part of any of the Released Parties.  Without limiting the generality of the foregoing, the Lawson & Kidd Payment, to the extent actually made on or prior to the Effective Date, shall be in full settlement of any and all claims or causes of action that the Debtors, the Estates, or any Non-Debtor Releasing Parties may have against Lawson & Kidd, LLP or its principals or any other related Person; in the event the Lawson & Kidd Payment is not made by Lawson & Kidd, LLP on or prior to the Effective Date, the releases provided for in Article IX of this Plan shall not apply to Lawson & Kidd, LLP or its principals or any related Person.

(b)           All Non-Debtor Releasing Parties shall be forever precluded from asserting any of the claims released pursuant to this Section 9.6 against any of the Released Parties or any of the Released Parties’ respective assets; and to the extent that any Non-Debtor Releasing Party receives monetary damages from any Released Party on account of any claim released pursuant to this Section 9.6, such Non-Debtor Releasing Party hereby assigns all of its right, title, and interest in and to such recovery to the Released Parties against whom such money is recovered.

(c)           Notwithstanding any provision of the Plan to the contrary, the releases contained in this Section 9.6 shall not be construed as, or operate as a release of, or limitation on (i) any claims by the Non-Debtor Releasing Parties against the Released Parties that do not relate to or involve the Debtors or these Cases, (ii) any claims, obligations, rights, causes of action, or liabilities by the Non-Debtor Releasing Parties against the Released Parties arising out of any action or omission to the extent that such action or omission is determined in a Final Order by a court of competent jurisdiction to have constituted willful misconduct or fraud, or (iii) objections to Claims.

9.7.           Release by the Debtor Releasing Parties.  On the Effective Date, pursuant to Bankruptcy Code § 1123(b), Bankruptcy Rule 9019, or otherwise, and except as otherwise specifically provided in the Plan or in the Plan Documents, the Debtor Releasing Parties, in consideration of the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, the New Aurora Preferred Stock, the New Aurora Class A Common Stock, the Exit Credit Facility (including the New Secured Notes and the Working Capital Loans Notes), the New Warrants, and other contracts, instruments, releases, agreements, and documents to be executed and delivered in connection with the Plan, and in consideration of (i) the efforts of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan and (ii) certain of the Released Parties’ agreeing to have their claims under their change-of-control agreements treated in the manner set forth in the Management Transition Services Agreements and/or making the Lawson & Kidd Payment (as applicable), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or hereafter arising, in law, equity, or otherwise, that such Debtor Releasing Party ever had, now has, or may have that are based in whole or in part on any act, omission, transaction, or occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, these Cases and the Commencement thereof, or the Plan; the Disclosure Statement; the Plan Documents; the formulation, negotiation, preparation, dissemination, implementation, and/or administration of the Plan, the Disclosure Statement, and the Plan Documents; the confirmation and consummation of the Plan; the subject matter of, or the transactions or events giving rise to, any Claim or Interest of such Debtor Releasing Party, or any security previously issued by either of the Debtors.  The immediately preceding sentence shall not, however, apply to (i) any indebtedness of any Person to either of the Debtors for money borrowed by such Person or any other contractual obligation of any Person to either of the Debtors, or (ii) any setoff or counterclaim that the Debtors may have or assert against any Person, provided that the aggregate amount thereof shall not exceed the aggregate amount of any Claims held or asserted by such Person against the Debtors.  Holders of Claims and Interests against either of the Debtors shall be enjoined from commencing or continuing any action, employment of process, or act to collect, offset, or recover any such claim that could be brought on behalf of or in the name of the Debtors.

9.8.           Injunction Related to Releases.  The Confirmation Order will and shall be deemed to permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the Plan (including the releases set forth in this Article IX).

9.9.           Exculpation.  No Released Party shall have or incur, and each Released Party hereby is exculpated from, any liability to any Person for any act taken or not taken or any omission in connection with, arising from or relating to these Cases (and the commencement or administration thereof); the Disclosure Statement, the Plan, or the formulation, negotiation, preparation, dissemination, implementation, or administration of any of the foregoing documents; the solicitation of votes in connection with Confirmation of this Plan; the Exit Credit Facility; the Plan Documents; the Confirmation and/or consummation of this Plan; any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan; any other act taken or omitted to be taken in connection with, or in contemplation of, any of the restructuring or other transactions contemplated by this Plan; and the property to be distributed or otherwise transferred under this Plan; provided further, however, that nothing in this Plan Section 9.9 shall release any entity from any claims, obligations, rights, causes of action, or liabilities arising out of such entity’s fraud or willful misconduct.  Each Released Party shall be entitled reasonably to rely upon the advice of counsel with respect to its duties and responsibilities under this Plan, and shall be fully protected in acting or refraining from acting in accordance with such advice.

ARTICLE X

MODIFICATION AND RESERVATION OF RIGHTS IN THE
EVENT OF NONACCEPTANCE OF THE PLAN

The Debtors hereby reserve the right to request that the Bankruptcy Court confirm the Plan over the objection of any impaired Class or Interest in accordance with the applicable provisions of Bankruptcy Code § 1129(b).  In the event that any impaired Class or Classes of Allowed Claims that is entitled to vote with respect to the Plan does not accept the Plan, upon the written request of the Debtors filed with the Bankruptcy Court, the Plan shall be modified, revised, and amended to provide such treatment as set forth in such request, to ensure that the Plan does not discriminate unfairly, and is fair and equitable, with respect to the Classes rejecting the Plan, and, in particular, to provide the treatment necessary to meet the requirements of Bankruptcy Code § 1129(a) and (b) with respect to (i) the rejecting Classes and (ii) any other Classes adversely affected by the modifications caused by this Article X.  In particular, the treatment of any rejecting Classes or adversely affected Classes may be modified and amended from that set forth in Article V of the Plan, even if less favorable, to the minimum treatment necessary to meet the requirements of Bankruptcy Code § 1129(a) and (b).  These modifications may include, but shall not be limited to, cancellation of all amounts otherwise payable under the Plan to the rejecting Classes and to any junior Classes affected thereby (even if such Classes previously accepted the Plan) consistent with Bankruptcy Code § 1129(b)(2)(B)(ii) and (C)(ii).

ARTICLE XI

SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

Although the Debtors have not, as of the date of the filing of this Plan sought such relief, the Debtors reserve the right to seek, and only upon the consent of the Administrative Agents, the entry of an order of the Bankruptcy Court providing for the substantive consolidation of the Debtors for the purpose of implementing the Plan, including for purposes of voting, confirmation, and distributions to be made under the Plan, subject to the right of any party in interest to object to such relief.

ARTICLE XII

RETENTION OF JURISDICTION

12.1.        Claims and Actions.  Following the Effective Date, the Bankruptcy Court shall retain such jurisdiction over these Cases as is legally permissible, including, without limitation, such jurisdiction as is necessary to ensure that the intents and purposes of the Plan are carried out.  The Bankruptcy Court shall also expressly retain jurisdiction:  (a) to hear and determine all Claims against, or Interests in, either of the Debtors; and (b) to enforce all Causes of Action that may exist on behalf of either of the Debtors that are not otherwise waived or released under the Plan.

12.2.        Retention of Additional Jurisdiction.  Following the Effective Date, the Bankruptcy Court shall also retain jurisdiction for the purpose of classification of Claims and Interests, the re-examination of Claims that have been Allowed, and the dispositions of such objections as may be filed to any Claims, including Bankruptcy Code § 502(c) proceedings for estimation of Claims.  The Bankruptcy Court shall further retain jurisdiction for the following additional purposes:

(a)           to decide all questions and disputes regarding title to the respective Assets of the Debtors, all Causes of Action, controversies, disputes, or conflicts, whether or not subject to any pending action as of the Effective Date, between either of the Debtors and any other party, including, without limitation, any right to recover assets pursuant to the provisions of the Bankruptcy Code;

(b)           to modify the Plan after the Effective Date in accordance with the terms of the Plan and pursuant to the Bankruptcy Code and the Bankruptcy Rules;

(c)           to enforce and interpret the terms and conditions of the Plan;

(d)           to enter such orders, including, but not limited to, such future injunctions as are necessary to enforce the respective title, rights, and powers of the Debtors, and to impose such limitations, restrictions, terms, and conditions on such title, rights, and powers as the Bankruptcy Court may deem necessary;

(e)           to enter an order closing these Cases;

(f)           to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to implement the intents and purposes of the Plan;

(g)           to decide any and all objections to the allowance of Claims or purported Liens;

(h)           to determine any and all applications for allowances of compensation and reimbursement of expenses and the reasonableness of any fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;

(i)           to determine any applications or motions pending on the Effective Date for the rejection, assumption, or assignment of any Executory Contract and to hear and determine, and, if need be, to liquidate any and all Claims and/or disputes arising therefrom;

(j)           to determine any and all applications, adversary proceedings, and contested matters that may be pending on the Effective Date;

(k)           to consider any modification of the Plan, whether or not the Plan has been substantially consummated, and to remedy any defect or omission or to reconcile any inconsistency in any order of the Bankruptcy Court, to the extent authorized by the Plan or the Bankruptcy Court;

(l)           to determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Plan or any Plan Document;

(m)           to consider and act on the compromise and settlement of any Claim against or Cause of Action by or against either of the Debtors arising under or in connection with the Plan;

(n)           to issue such orders in aid of execution of the Plan as may be authorized by Bankruptcy Code § 1142;

(o)           to protect any Released Party against any Claims or Interests released pursuant to Article IX of the Plan; and

(p)           to determine such other matters or proceedings as may be provided for under Title 28 or any other title of the United States Code, the Bankruptcy Code, the Bankruptcy Rules, other applicable law, the Plan, or in any order or orders of the Bankruptcy Court, including, but not limited to, the Confirmation Order or any order that may arise in connection with the Plan or the Confirmation Order.

12.3.        Failure of Bankruptcy Court to Exercise Jurisdiction.  If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of these Cases, including the matters set forth in this Article XII, this Article XII shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1.        Governing Law.  Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of the Plan Documents and any other contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without giving effect to the principles of conflicts of law thereof.

13.2.        Revocation or Withdrawal of the Plan.  The Debtors have the right to revoke or withdraw the Plan prior to the Confirmation Date.  If the Debtors do so revoke or withdraw the Plan, then the Plan shall be null and void and, in such event, nothing contained herein shall be deemed to (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person or (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving either of the Debtors.

13.3.        Successors and Assigns.  The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors, or assigns of such Person.

13.4.        Time.  In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply, and, among other things, the day of the act, event, or default from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included, unless it is not a Business Day or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the clerk’s office inaccessible, in which event the period runs until the end of the next day which is not one of the aforementioned days.  When the period of time prescribed or allowed is less than eight calendar days, intermediate days that are not Business Days shall be excluded in the computation.

13.5.        Modification of the Plan Prior to or After the Entry of the Confirmation Order.  The Debtors reserve the right to alter, amend, or modify the Plan prior to or after the entry of the Confirmation Order.  After the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, upon order of the Bankruptcy Court, may amend or modify the Plan in accordance with Bankruptcy Code § 1127.

13.6.        No Penalty or Late Charges.  Except as expressly stated in the Plan, or allowed by a Final Order of the Bankruptcy Court, no penalty or late charge is to be allowed on any Claim subsequent to the Petition Date.

13.7.        Professional Fees. No Professional Fees shall be paid with respect to any Claim or Interest except as specified herein or as allowed by an order of the Bankruptcy Court.  All final applications for Professional Fees for services rendered in connection with these Cases prior to and including the Confirmation Date shall be filed with the Bankruptcy Court not later than 90 days after the Effective Date.

13.8.        Amounts of Claims. All references to Claims and amounts of Claims refer to the amount of the Claim allowed by Final Order of the Bankruptcy Court or by the Plan; provided, however, that Claims that have been objected to and that have not been allowed or disallowed prior to the day set for return of Ballots shall be voted and counted, if at all, at $0.  The Debtors and other interested parties reserve the right, both before and after Confirmation, to object to Claims so as to have the Bankruptcy Court determine or estimate the Allowed amount of such Claim under the Plan.

13.9.        Deletion of Certain Classes.  Any Class that is not occupied as of the date of the commencement of the hearing conducted by the Bankruptcy Court to consider the proposed Confirmation of the Plan by an Allowed Claim, or a Claim temporarily allowed under Bankruptcy Rule 3018, shall be deemed deleted from the Plan for all purposes.

13.10.      Bankruptcy Code § 1145 and Other Exemptions.  Pursuant to Bankruptcy Code § 1145(a)(1), the issuance of any securities under the Plan, including, without limitation, the New Aurora Preferred Stock, the New Aurora Class A Common Stock, and the New Secured Notes, to the extent any of the foregoing constitute “securities” under applicable law, shall be exempt from the registration requirements of the Securities Act, and any state or local laws requiring registration for the offer or sale of securities.  All such securities, when issued or sold, shall be freely transferable by the recipients thereof, subject to:  (i) the provisions of Bankruptcy Code § 1145(b) relating to “underwriters,” as defined therein, (ii) any restrictions contained in the terms of the securities themselves; or (iii) any restrictions on the securities that have been agreed to by the Holder of the securities with respect thereto.  Any securities to be issued under the Plan shall be issued without further act or action under applicable law, regulation, order, or rule.  To the maximum extent permitted by law, pursuant to Section 4(2) of the Securities Act, Regulation D of the Securities Act, Rule 701 promulgated under the Securities Act, or otherwise, the issuance of any shares of the New Aurora Common Stock or other equity securities of Reorganized Aurora in connection with the exercise of the New Warrants or pursuant to the Management and Director Equity Plan shall be exempt from the registration requirements of the Securities Act, and any state or local laws requiring registration for the sale of securities.

13.11.      Bankruptcy Code § 1146(a) Exemption.  Pursuant to Bankruptcy Code § 1146(a), the issuance, transfer, or exchange of any security under the Plan; the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan; and the revesting, transfer, assignment, or sale of any real or personal property of either of the Debtors pursuant to, in implementation of, or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax, or similar tax or fee.

13.12.      Applicability of Bankruptcy Code § 1125.  The protection afforded by Bankruptcy Code § 1125(e) with regard to the solicitation of acceptances or rejections of the Plan and with regard to the offer, issuance, sale, or purchase of the New Aurora Preferred Stock, the New Aurora Class A Common Stock (including any and all shares of common equity of Reorganized Aurora issued upon the exercise of the New Warrants), the New Aurora Class B Common Stock, the New Warrants, the New Secured Notes, the Working Capital Loans Notes, and/or any other securities or notes issued in connection with the Plan, the Confirmation Order, or a Plan Document, shall apply to the fullest extent provided by law, and the entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Debtors, the DIP Facility Lenders, the Creditors Committee, the First Lien Loan Lenders, the Second Lien Loan Lenders, the Administrative Agents, and each of their respective officers, directors, partners, employees, members, agents, attorneys, accountants, financial advisors, investment bankers, dealer-managers, placement agents, and other professionals, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to Bankruptcy Code § 1125(e) and, therefore, are not liable on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing solicitation of acceptance or rejection of a plan or the offer, issuance, sale, or purchase of securities.

13.13.      Substantial Consummation.  On the Effective Date, the Plan shall be deemed to be substantially consummated under Bankruptcy Code §§ 1101 and 1127(b).

13.14.      Rules of Interpretation.

(a)           For purposes of the Plan:  (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such from or substantially on such terms and conditions; (iii) any reference in the Plan to an existing document or exhibit filed, or to be filed, shall mean such document or exhibit, as it may have been or may be amended, modified, or supplemented in accordance with its terms; (iv) unless otherwise specified, all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan; (v) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings and references to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (vii) the terms “including,” “including, but not limited to,” and “including, without limitation,” shall be deemed interchangeable and given the same interpretation; and (viii) the rules of construction set forth in Bankruptcy Code § 102 shall apply.

(b)           This Plan is the product of extensive discussions and negotiations between and among the Debtors, the First Lien Loan Lenders, the Second Lien Loan Lenders, the DIP Facility Lenders, the Exit Credit Facility Lenders, and the Administrative Agents.  Each of the foregoing was represented by counsel who either (i) participated in the formulation and documentation of, or (ii) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, the Plan Documents, and any other documents ancillary thereto.  Accordingly, the general rule of contract construction known as “contra preferentem” shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, any of the Plan Documents, or the Confirmation Order.

13.15.      Severability.  Except as to terms which, if unenforceable, would frustrate the overall purposes of this Plan, should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.

13.16.      Implementation.  The Debtors, the Reorganized Debtors, the First Lien Loan Lenders, the Second Lien Loan Lenders, the Administrative Agents, the DIP Facility Lenders, the Creditors Committee and any other Committee, and any and all Exit Credit Facility Lenders, shall take all steps, and execute all documents, including appropriate releases and certificates, reasonably necessary or appropriate to effectuate the provisions contained in this Plan.

13.17.      Inconsistency.  In the event of any inconsistency between the Plan and the Disclosure Statement, the provisions of the Plan shall govern; in the event of any inconsistency between the Plan or the Confirmation Order and any Plan Document, the provisions of such Plan Document shall govern (except to the extent of any such inconsistencies that are adverse to the Debtors, the Estates, or the Reorganized Debtors, in which case the Plan or the Confirmation Order, as applicable, shall govern).

13.18.      Service of Documents.  Any pleading, notice or other document required by the Plan to be served on or delivered to the following parties shall be sent by first class U.S. mail, postage prepaid to:

The Debtors and the Reorganized Debtors:

Aurora Oil & Gas Corporation
4110 Copper Ridge Drive, Suite 100
Traverse City, Michigan  49684
Attn:  Ms. Barbara E. Lawson

Hudson Pipeline & Processing Co., LLC
4110 Copper Ridge Drive, Suite 100
Traverse City, Michigan  49684
Attn:  Ms. Barbara E. Lawson

with copies to

Huron Consulting
12400 Coit Road, Suite 570
Dallas, Texas 72521
Attn:  Mr. Sanford R. Edlein

Cahill Gordon & Reindel llp
Eighty Pine Street
New York, New York  10005-1702
Attn:  Joel H. Levitin, Esq. and
Stephen J. Gordon, Esq.

and

Warner Norcross & Judd LLP
900 Fifth Third Center, 111 Lyon Street NW
Grand Rapids, Michigan  49503
Attn:  Stephen B. Grow, Esq.

13.19.      Compromise of Controversies.  Pursuant to Bankruptcy Rule 9019, and in consideration of the classification, distribution, and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims, Interests, or controversies resolved pursuant to the Plan.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the compromises or settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute the Bankruptcy Court’s determination that such compromises and settlements are in the best interests of the Debtors, the Reorganized Debtors, the Estates, and any Person holding Claims against or Interests in either of the Debtors.

13.20.      No Admissions.  Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by any Person with respect to any matter set forth herein.

13.21.      Filing of Additional Documents.  On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary and appropriate to effectuate and further evidence the terms and conditions of the Plan.

13.22.      Dissolution of the Creditors Committee.  On the Effective Date, the Creditors Committee shall be deemed dissolved and the members of the Creditors Committee shall be released and discharged from all rights and duties arising from or related to these Cases.  Unless otherwise agreed by the Reorganized Debtors, any Professionals retained by the Creditors Committee and the members thereof shall not be entitled to compensation or reimbursement of Professional Fees rendered after the Effective Date, except for Professional Fees incurred in connection with any applications for allowance of Professional Fees incurred as of the Effective Date and approved by the Bankruptcy Court.

13.23.      Further Actions.  The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, certificates, releases, and other agreements and to take such other action as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, any Plan Document, the transactions contemplated herein and therein, the Management and Director Equity Plan, the Registration Rights Agreement, the Exit Credit Facility, or any notes or guarantee issued in connection herewith or therewith.

Dated: November 5, 2009	AURORA OIL & GAS CORPORATION
Debtor and Debtor-in-Possession
	By:	/s/ Sanford R. Edlein
Sanford R. Edlein,
Chief Restructuring Officer
HUDSON PIPELINE & PROCESSING CO., LLC,
Debtor and Debtor-in-Possession
	By:	/s/ Sanford R. Edlein
Sanford R. Edlein,
Chief Restructuring Officer

Submitted by:
/s/ Stephen B. Grow
WARNER NORCROSS & JUDD LLP
Stephen B. Grow (P39622)
900 Fifth Third Center, 111 Lyon Street NW
Grand Rapids, Michigan 49503
Telephone: (616) 752-2158
Facsimile: (616) 222-2158
sgrow@wnj.com

and
CAHILL GORDON & REINDEL llp
Joel H. Levitin
Stephen J. Gordon
Eighty Pine Street
New York, New York 10005-1702
Telephone: (212) 701-3000
Facsimile: (212) 269-5420
Attorneys for the Debtors and Debtors-in-Possession